UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

Church & Dwight Co., Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Church & Dwight Co., Inc.

2014

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

AND

PROXY STATEMENT

MEETING DATE

May 1, 2014

Church & Dwight Co., Inc. Princeton South Corporate Park 500 Charles Ewing Boulevard Ewing, New Jersey 08628	Consumer and Specialty Products

CHURCH & DWIGHT CO., INC.

LOCATION OF THE MEETING

CHURCH & DWIGHT CO., INC.

Princeton South Corporate Park

500 Charles Ewing Boulevard

Ewing, New Jersey

08628 USA

(609) 806-1200

www.churchdwight.com

Notice of Annual Meeting of Stockholders to be held Thursday, May 1, 2014.

The Annual Meeting of Stockholders of Church & Dwight Co., Inc. will be held at Church & Dwight Co., Inc., Princeton South Corporate Park, 500 Charles Ewing Boulevard, Ewing, New Jersey 08628 on Thursday, May 1, 2014 at 12:00 p.m., to consider and take action on the following:

1.	Election of three persons to serve as directors for a term of three years each;

2.	An advisory vote to approve compensation of our named executive officers;

3.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014; and

4.	Transaction of such other business as may properly be brought before the meeting or any adjournments thereof.

All stockholders are cordially invited to attend, although only those stockholders of record as of the close of business on March 3, 2014 will be entitled to notice of, and to vote at, the meeting or any adjournments thereof.

Your vote is important. Whether or not you expect to attend the meeting, we urge you to vote by submitting your proxy. You may vote your proxy three different ways: by mail, via the Internet, or by telephone. You may also be entitled to vote in person at the meeting. Please refer to detailed instructions included herein or with the Notice of Internet Availability of Proxy Materials.

By Order of the Board of Directors,

PATRICK D. DE MAYNADIER

Corporate Secretary

Ewing, New Jersey

March 20, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 1, 2014: The Notice of Annual Meeting, proxy statement and 2013 Annual Report to Stockholders are available at: https://materials.proxyvote.com/171340.

CHURCH & DWIGHT CO., INC.

Princeton South Corporate Park

500 Charles Ewing Boulevard

Ewing, New Jersey

08628 USA

(609) 806-1200

www.churchdwight.com

From North

Via the New Jersey Turnpike

Take the New Jersey Turnpike S to Exit 9.

After the toll, stay right; take Route 18 North for  1/2 mile.

From Route 18, take Route 1 South for approximately 20 miles to the I-95 S exit.

Merge onto I-95 S and proceed approximately 5 miles.

From I-95 S, take Exit 4 for New Jersey 31 towards Ewing/Pennington.

Turn left onto NJ-31 S / Rte. 31 S.

After approximately  1/2 mile, make a right onto Charles Ewing Boulevard.

Take the first turn on the right off of Charles Ewing Boulevard.

Follow signs for Church & Dwight Visitor Parking, and enter through the main entrance to reception.

Via US Route 1 South

Take US Route 1 S to the I-95 S exit.

Merge onto I-95 S and proceed approximately 5 miles.

From I-95 S, take Exit 4 for New Jersey 31 towards Ewing/Pennington.

Turn left onto NJ-31 S / Rte. 31 S.

After approximately 1/2 mile, make a right onto Charles Ewing Boulevard.

Take the first turn on the right off of Charles Ewing Boulevard.

Follow signs for Church & Dwight Visitor Parking, and enter through the main entrance to reception.

From South

Via Interstate 95

Take Route I-95 North towards New Jersey.

Take Exit 4 for New Jersey 31 towards Ewing/Pennington.

Turn right onto NJ-31 S / Route 31 S.

After approximately 1/4 mile, make a right onto Charles Ewing Boulevard.

Take the first turn on the right off of Charles Ewing Boulevard.

Follow signs for Church & Dwight Visitor Parking, and enter through the main entrance to reception.

Via Interstate 295

Take Route I-295 N towards Trenton.

Continue onto I-95 S.

Take Exit 4 for New Jersey 31 towards Ewing/Pennington.

Turn left onto NJ-31 S / Route 31 S.

After approximately   1/2 mile, make a right onto Charles Ewing Boulevard.

Take the first turn on the right off of Charles Ewing Boulevard.

Follow signs for Church & Dwight Visitor Parking, and enter through the main entrance to reception.

CHURCH & DWIGHT CO., INC.

Princeton South Corporate Park, 500 Charles Ewing Boulevard, Ewing, New Jersey 08628

(609) 806-1200

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors (the “Board of Directors”) for use at the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 1, 2014 and at any adjournments thereof.

Who Can Vote

Each holder of record of our common stock at the close of business on March 3, 2014 is entitled to vote at the Annual Meeting. At the close of business on March 3, 2014, 137,266,792 shares of our common stock were outstanding.

Distribution of Proxy Solicitation and Other Required Annual Meeting Materials

The Securities and Exchange Commission has adopted rules that allow us to mail a notice to our stockholders advising that our proxy statement, annual report to stockholders, electronic proxy card and related materials are available for viewing, free of charge, on the Internet. Stockholders may then access these materials and vote over the Internet or request delivery of a full set of materials by mail or email. We have elected to utilize this process for the Annual Meeting. We intend to begin mailing the required notice, called a Notice of Internet Availability of Proxy Materials, or Notice, to stockholders on or about March 20, 2014. The proxy materials will be posted on the Internet, at https://materials.proxyvote.com/171340, no later than the day we begin mailing the Notice. If you receive a Notice, you will not receive a paper or email copy of the proxy materials unless you request one in the manner set forth in the Notice.

The Notice of Internet Availability of Proxy Materials contains important information, including:

•	The date, time and location of the Annual Meeting;

•	A brief description of the matters to be voted on at the Annual Meeting;

•	A list of the proxy materials available for viewing at https://materials.proxyvote.com/171340 and the control number you will use to access the site; and

•	Instructions on how to access and review the proxy materials online, how to vote your shares over the Internet, and how to get a paper or email copy of the proxy materials, if that is your preference.

These rules give us the opportunity to serve you more efficiently by making the proxy materials available quickly online and reducing costs associated with printing and postage.

How You Can Vote

You may vote by any of the following methods:

•

In person.    Stockholders of record and beneficial stockholders with shares held in street name (held in the name of broker or other nominee) may vote in person at the Annual Meeting. If you hold shares in street name, you must obtain a legal proxy from your broker or other nominee to vote in person at the Annual Meeting.

•	By phone or via the Internet. You may vote by proxy, either by phone or via the Internet, by following the instructions provided in the Notice, proxy card or voting instruction card.

•	By mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by signing and returning the proxy card or voting instruction card.

If you vote by phone or via the Internet, please have your Notice or proxy card available. The control number appearing on your Notice or proxy card is necessary to process your vote. A phone or Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned a proxy card by mail.

How You May Revoke or Change Your Vote

You have the power to change or revoke your proxy at any time before it is voted as follows:

•

Stockholders of record.    You may change or revoke your vote by submitting a written notice of change or revocation to our Secretary at the address listed above or by submitting another timely vote (including a vote via the Internet or by telephone). For all methods of voting, the last vote cast will supersede all previous votes.

•	Beneficial owners. You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker.

Required Vote

You are entitled to cast one vote for each share of common stock you own on the record date. The presence, in person or by proxy, of a majority of the votes entitled to be cast at the Annual Meeting constitutes a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker does not vote on a particular proposal because the broker does not have discretionary voting power with respect to the proposal and has not received voting instructions from the beneficial owner.

Our by-laws (“By-Laws”) provide for majority voting in uncontested director elections. As a result, at the Annual Meeting, directors will be elected by the affirmative vote of a majority of the votes cast (in person or by proxy). For this purpose, a majority of the votes cast means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker “non-votes” are not counted as votes for or against a nominee. Two of our director nominees are currently serving on the Board of Directors. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that this director would continue to serve on the Board of Directors as a “holdover director.” Under our Corporate Governance Guidelines, each incumbent director nominee submits, prior to an annual meeting of stockholders, a contingent resignation that the Board of Directors may accept if stockholders do not re-elect the director. In that situation, our Governance & Nominating Committee would make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether to take other action. The Board of Directors would act on the resignation, taking into account the Governance & Nominating Committee’s recommendation, and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results are certified.

Any other matters that may be acted upon at the Annual Meeting will be determined by the affirmative vote of the votes cast (in person or by proxy) and entitled to vote on the matter. An abstention will have the same effect as a vote against. A broker “non-vote” is not counted for purposes of voting on these matters.

How Shares Will be Voted

Stockholders of record.    If you are a stockholder of record and you:

•	indicate when voting via the Internet or by phone that you wish to vote as recommended by the Board of Directors, or

•	sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares FOR the election of the nominees described in this proxy statement, FOR the compensation of our named executive officers and FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

Beneficial owners.    If you hold shares in street name (in the name of a broker or other nominee), you must give instructions to your bank or broker on how you would like your shares to be voted. Under applicable New York Stock Exchange (“NYSE”) rules, your bank or broker has discretion to vote on “routine” matters, such as the ratification of the appointment of an independent registered public accounting firm, but does not have discretion to vote on “non-routine” matters, such as the election of directors or proposals on executive compensation matters. Thus, if a bank or broker holds your shares and you do not instruct the bank or broker how to vote on the election of directors or on the proposal related to the advisory vote on compensation of our named executive officers, no votes will be cast on your behalf.

Other matters.    The Board of Directors is not aware of any matters that will be brought before the Annual Meeting other than those described in this proxy statement. However, if any other matters properly come before the Annual Meeting, the persons named on the enclosed proxy card will vote in their discretion on such matters.

Costs of Solicitation

Solicitation of proxies on behalf of the Board of Directors may be made by our directors or employees by mail, in person and by telephone. Directors and employees will not be paid any additional compensation for soliciting proxies. We have retained D.F. King & Co., Inc. (“D.F. King”) to aid in the solicitation of proxies for a fee estimated not to exceed $7,500 plus out-of-pocket expenses. We will pay all costs of the solicitation, and will indemnify D.F. King against liabilities relating to or arising from their proxy solicitation services conducted on our behalf, other than those resulting from willful misconduct or gross negligence. We also will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding Notices of Internet Availability of Proxy Materials and proxy materials to beneficial owners.

PROPOSAL 1: ELECTION OF DIRECTORS

Our restated certificate of incorporation (“Certificate of Incorporation”) provides for the division of the Board of Directors into three classes, with the directors in each class serving for a term of three years. Our Board of Directors currently consists of nine members, with each class consisting of three members.

At the Annual Meeting, three directors will be elected to serve until the 2017 Annual Meeting of Stockholders and until their successors are elected and qualified. The Board of Directors has nominated James R. Craigie, Robert D. LeBlanc and Janet S. Vergis for election as directors at this Annual Meeting. Messrs. Craigie and LeBlanc currently serve as members of the Board of Directors. All nominees have agreed to be named in this proxy statement and to serve if elected.

In considering individuals to recommend for nomination as directors, our Governance & Nominating Committee seeks persons who collectively possess the range of attributes described below under “Corporate Governance—Governance & Nominating Committee.” The Governance & Nominating Committee and the Board of Directors believe that the nominees listed below and the directors continuing in office collectively possess these attributes, which, together with their respective experience described in the biographical summaries below, make each of our directors well qualified to serve on our Board of Directors.

We do not anticipate that any of the nominees will become unavailable to serve as a director for any reason, but if they became unavailable, the persons named in the enclosed form of proxy will vote for any substitute nominee designated by the Board of Directors, unless the Board of Directors determines to reduce the number of directors in the relevant class.

Your Board of Directors unanimously recommends a vote FOR all of the following nominees.

Information concerning the nominees and continuing members of the Board of Directors is provided below:

Standing for Election for Term Expiring in 2017

JAMES R. CRAIGIE

Mr. Craigie, 60, has been our Chairman and Chief Executive Officer since May 2007. From July 2004 through May 2007, he was our President and Chief Executive Officer. From December 1998 through September 2003, he was President and Chief Executive Officer and a member of the board of directors of Spalding Sports Worldwide and its successor, Top-Flite Golf Co. During the period from 1983 to November 1998, Mr. Craigie held various senior management positions with Kraft Foods Inc. Prior to entering private industry, he served for six years as an officer in the U.S. Navy. He currently serves as a member of the boards of directors of Meredith Corporation, a media and marketing company (from which he will be resigning effective May 7, 2014), Solazyme, Inc., a renewable oil and bioproducts company, Bloomin’ Brands, Inc., a casual dining company, and the Gettysburg Foundation, a non-profit foundation involved with restoring the Gettysburg battlefields. Mr. Craigie has been a member of our Board of Directors since 2004 and is a member of the Executive Committee.

Mr. Craigie’s intimate knowledge of our company, gained through over nine years of service as our Chief Executive Officer, enables him to provide important insights regarding our operations, including finance, marketing, strategic planning, and senior management personnel matters. In addition, his leadership in connection with several of our acquisitions and dispositions, together with his stewardship over the sale of several businesses at Spalding Sports Worldwide, underscore his strong ability to analyze business combination and disposition opportunities.

ROBERT D. LEBLANC

Mr. LeBlanc, 64, retired in 2003 as President and Chief Executive Officer of Handy & Harman, a diversified industrial manufacturer, and as Executive Vice President and member of the board of directors of Handy & Harman’s parent company, WHX Corporation, where he had been employed since 1996. From 2008 to 2013, he was a member of the board of directors of Joliet Equipment Corporation, an industrial motor and motor repair company. From December 2003 to December 2006, Mr. LeBlanc was a member of the board of directors of Opinion Research Corporation, a demographic, health and market research company. From 2006 to 2011, he was a member of the board of advisors of Jetera, Inc., a precision media company. Mr. LeBlanc has been a member of our Board of Directors since 1998, is a member of the Governance & Nominating and Executive Committees and is the Board of Directors’ designated lead independent director (the “Lead Director”).

Mr. LeBlanc’s experience as a chief executive officer of an industrial manufacturer and background in the global chemical industry enables him to share important insights with the Board of Directors on a variety of matters involving our Specialty Products Division, the raw materials and processes used in our production facilities, and our operations generally, including marketing, information technology and business integration. In addition, his experience as a member of the boards of directors of several public and private companies enables him to provide an informed perspective on interaction with executive management and on executive compensation and corporate governance matters.

JANET S. VERGIS

Ms. Vergis, 49, has served as an Executive-in-Residence at Warburg Pincus, LLC, a global private equity firm, since January 2013, where she identifies and evaluates healthcare investment opportunities. From January 2010 to August 2012, she was the Chief Executive Officer of OraPharma, Inc., a specialty pharmaceutical company dedicated to oral health, where she led the company’s successful turnaround and sale to Valeant Pharmaceuticals International, Inc. From 1988 to 2009, she served in various positions of increasing responsibility in executive leadership, research and development, new product development, sales and marketing with Johnson & Johnson and its subsidiaries. Her most recent role was as President of Janssen Pharmaceuticals, McNeil Pediatrics and Ortho-McNeil Neurologics. Ms. Vergis is a member of the board of directors of K-V Pharmaceutical Company, a specialty branded pharmaceutical company with a primary focus on women’s healthcare.

Ms. Vergis’s more than 25 years of pharmaceutical leadership experience, together with her extensive background in research and development, new product development, sales and marketing, combined with her focus in the areas of oral health and women’s health, will enable her to provide important perspectives to our Board of Directors.

Continuing Directors

Current Term Expires in 2015

T. ROSIE ALBRIGHT

Ms. Albright, 67, retired in September 2001 as President, Carter Products Division of Carter-Wallace, Inc. (“Carter-Wallace”), where she had been employed since December 1995. From November 1993 through November 1995, she served as General Manager and Executive Vice President, Revlon Beauty Care Division, and Executive Vice President, Almay Cosmetics Division, of Revlon, Inc. From September 2001 through May 2004 she was an advisor to the board of directors of Armkel LLC (“Armkel”). Armkel succeeded to a portion of Carter-Wallace’s consumer products division in September 2001 and was merged into Church & Dwight in May 2004. Ms. Albright is also a member of the board of directors of UIL Holdings Corporation, a holding company for The United Illuminating Company, a regulated utility. Ms. Albright has been a member of our Board of Directors since 2004 and is the Chairperson of the Compensation & Organization Committee.

Ms. Albright’s experience as an executive and as a member of the boards of directors of public consumer products companies, including experience as president of the former Carter-Wallace division that manufactured and marketed a number of products we subsequently acquired, enables her to provide valuable perspectives on the management and marketing of our consumer products portfolio. In addition, her experience as a member of the audit, compensation and governance committees of several public company boards of directors has enabled her to share with the Board of Directors helpful insights on corporate governance and executive compensation matters.

RAVICHANDRA K. SALIGRAM

Mr. Saligram, 57, retired in November 2013 as Chief Executive Officer, President and a member of the board of directors of OfficeMax Incorporated, a company engaged in business-to-business and retail office products distribution, where he had been employed since November 2010. From 2003 through November 2010, he served in executive management positions with ARAMARK Corporation, a global food services company, including Executive Vice President, President, ARAMARK International, Chief Globalization Officer, and Senior Vice President of ARAMARK Corporation. From 1994 through 2002, Mr. Saligram served in various capacities for the InterContinental Hotels Group, a global hospitality company, including as President of Brands & Franchise, North America, Chief Marketing Officer & Managing Director, Global Strategy, President, International and President, Asia Pacific. Earlier in his career, Mr. Saligram held various general and brand management positions with S. C. Johnson & Son, Inc. in the United States and overseas. Mr. Saligram is a trustee of the Eisenhower fellowships. He has been a member of our Board of Directors since 2006 and is a member of the Compensation & Organization Committee.

Mr. Saligram’s extensive experience building businesses and brands in the office products distribution, consumer packaged goods, hospitality and consumer and managed services industries, including principal executive responsibility over a company with annual sales in excess of $7 billion and leadership over operational teams in a large number of countries, enables him to provide the Board of Directors with a valuable global perspective on governance and control matters, as well as on strategic planning and risk assessment.

ROBERT K. SHEARER

Mr. Shearer, 62, has been Senior Vice President and Chief Financial Officer of VF Corporation, a global lifestyle apparel company, since May 2005, and has served VF Corporation in several capacities since 1986, including Vice President, Finance and Chief Financial Officer from July 1998 to May 2005. Earlier in his career, Mr. Shearer held a senior audit position with Ernst & Young LLP. Mr. Shearer has been a member of our Board of Directors since 2008, is the Chairperson of the Audit Committee and is a member of the Executive Committee.

Mr. Shearer’s current role as Chief Financial Officer of VF Corporation, coupled with his 12 years of experience in public accounting, enables him to provide our Board of Directors and Audit Committee with important insights on a range of financial and internal control matters, as well as on matters relating to capital structure, information systems, risk management and public reporting. In addition, his participation in VF Corporation expansion initiatives, including a number of acquisitions and growth in international markets, enables him to provide important insights on international operations, business combination opportunities and strategic planning.

Current Term Expires in 2016

BRADLEY C. IRWIN

Mr. Irwin, 55, has been the President and Chief Executive Officer of Welch Foods Inc., a global processor and marketer of juices and jams, since February 2009. Mr. Irwin was President of Cadbury Adams North America LLC, the North American confectionery business unit of Cadbury Schweppes plc. (“Cadbury Schweppes”), from June 2007 through November 2008. From April 2003 through June 2007, Mr. Irwin was President of Cadbury Adams USA LLC, the United States confectionery business unit of Cadbury Schweppes. Mr. Irwin served as President of Mott’s Inc., a business unit of Cadbury Schweppes, from May 2000 through April 2003. From 1980 through 1999, Mr. Irwin served in various capacities for The Procter & Gamble Company. Mr. Irwin has been a member of our Board of Directors since 2006 and is a member of both the Audit and Governance & Nominating Committees.

Mr. Irwin’s more than 30 years of experience in the consumer products industry, including his service in executive capacities at large multinational public companies that market products in the same categories as some of our products, enables him to provide valuable insights into a wide variety of matters relating to our operations. These matters include, among others, strategic planning, risk assessment and international operations.

PENRY W. PRICE

Mr. Price, 45, has been the Vice President, Global Sales, Marketing Solutions of LinkedIn Corporation since October 2013. From June 2011 through October 2013, he was President of Dstillery, LLC, a marketing technology company formerly known as Media6Degrees, LLC. From June 2004 through June 2011, he served in various capacities at Google, Inc., a provider of Internet-related products and services, the last of which was Vice President, Agency Sales and Partnerships, Worldwide. From July 2000 through June 2004, Mr. Price served as Sales Director of Wenner Media, LLC, a company engaged in the publication of magazines and production of radio and television programs, where he was principally responsible for revenue generation and strategic partnerships. He is currently a member of the board of directors of Dstillery, LLC. Mr. Price has been a member of our Board of Directors since 2011 and is a member of the Compensation & Organization Committee.

Mr. Price’s extensive experience as a senior executive in companies specializing in digital marketing, advertising and social networks enables him to provide valuable perspectives on our marketing initiatives and strategies, including the use of social media and digital technology to reach new consumers.

ARTHUR B. WINKLEBLACK

Mr. Winkleblack, 56, retired in June 2013 as Executive Vice President and Chief Financial Officer of H. J. Heinz Company, a global packaged food manufacturer, where he had been employed since January 2002. From 1999 through 2001, Mr. Winkleblack was Acting Chief Operating Officer, Perform.com and Chief Executive Officer, Freeride.com at Indigo Capital. Prior to working at Indigo Capital, Mr. Winkleblack held senior finance positions at the C. Dean Metropoulos Group, Six Flags Entertainment Corporation, AlliedSignal, Inc. and PepsiCo, Inc. Mr. Winkleblack is also a member of the board of directors of RTI International Metals, Inc, a company specializing in advanced titanium products for the aerospace, defense and medical device markets. Mr. Winkleblack earned a degree in Business Economics from UCLA and has an MBA in Finance from the Wharton School at the University of Pennsylvania. Mr. Winkleblack has been a member of our Board of Directors since 2008 and is a member of the Audit Committee.

Mr. Winkleblack’s substantial executive experience, a significant portion of which has been in the consumer packaged goods industry, enables him to provide the Board of Directors with knowledgeable perspectives on strategic planning, international operations and business acquisitions. In addition, his experience as the former chief financial officer of a large multinational consumer goods company enables him to bring important perspectives to the Board of Directors and the Audit Committee on compliance, risk management and public reporting.

CORPORATE GOVERNANCE AND OTHER BOARD MATTERS

Board Composition

The Board of Directors is currently comprised of T. Rosie Albright, James R. Craigie, Rosina B. Dixon, Bradley C. Irwin, Robert D. LeBlanc, Penry W. Price, Ravichandra K. Saligram, Robert K. Shearer and Arthur B. Winkleblack. José B. Alvarez served as a member of the Board of Directors and of the Audit Committee for a portion of fiscal year 2013 until his resignation on July 2, 2013. In connection with the resignation of Mr. Alvarez, the Board of Directors reduced the size of the Board of Directors from ten to nine. After 35 years of dedicated service, Dr. Dixon has informed the Board of Directors that she will retire from the Board of Directors at the end of her current term in May 2014, and will therefore not stand for re-election at the Annual Meeting.

Corporate Governance Guidelines and Other Corporate Governance Documents

Our Corporate Governance Guidelines, including guidelines for the determination of director independence, the responsibilities and duties of the Board of Directors, director access to management and independent advisors, director compensation, the committees of the Board of Directors and other matters relating to our corporate governance, are available on the Investors page of our website, www.churchdwight.com. Also available on the Investors page are other corporate governance documents, including our Code of Conduct and the Charters of the Compensation & Organization Committee, Audit Committee and Governance & Nominating Committee.

Our website is not part of this proxy statement; references to our website address in this proxy statement are intended to be inactive textual references only.

Board of Directors Independence

Our Corporate Governance Guidelines provide that a majority of the Board of Directors shall consist of independent directors who meet the criteria for independence required by the NYSE listing standards. A director will be considered independent if the Board of Directors affirmatively determines that the director has no material relationship with us (either directly, or as a partner, stockholder or officer of an organization that has a relationship with us). In assessing the materiality of a relationship, the Board of Directors considers all relevant facts and circumstances. In addition to the independence standards established by the NYSE, we have adopted categorical standards under our Corporate Governance Guidelines designed to assist the Board of Directors in assessing independence. Under these standards, none of the following relationships disqualify a director or nominee from being considered “independent”:

•	A director’s or a director’s immediate family member’s ownership of five percent or less of the equity of an organization that has a relationship with us,

•

A director’s service as an executive officer of or employment by, or a director’s immediate family member’s service as an executive officer of, a company that makes payments to or receives payments from us for property or services in an amount which, in any of the last three fiscal years, is less than the greater of $1 million or two percent of such other company’s consolidated gross revenues, or

•

A director’s service as an executive officer of a charitable organization that received annual contributions from us that have not exceeded the greater of $1 million or two percent of such charitable organization’s annual gross revenues in any of such charitable organization’s last three fiscal years.

The Board of Directors has affirmatively determined that each of T. Rosie Albright, Rosina B. Dixon, Bradley C. Irwin, Robert D. LeBlanc, Penry W. Price, Ravichandra K. Saligram, Robert K. Shearer, Arthur B. Winkleblack and nominee Janet S. Vergis is independent within the meaning of the NYSE listing standards and under the categorical standards described in our Corporate Governance Guidelines.

The Board of Directors has further determined that each of the members of the Audit Committee, Compensation & Organization Committee and Governance & Nominating Committee are independent within the meaning of the NYSE listing standards, and that the members of the Audit Committee meet the additional independence requirements of the NYSE listing standards applicable to audit committee members.

Compensation Committee Interlocks and Insider Participation

T. Rosie Albright, Penry W. Price and Ravichandra K. Saligram served on the Compensation & Organization Committee in fiscal year 2013. None of the directors who served on the Compensation & Organization Committee in fiscal year 2013 has ever served as one of our officers or employees. In addition, none of the directors who served on the Compensation & Organization Committee had any relationship with us or any of our subsidiaries during fiscal year 2013 pursuant to which disclosure would be required under applicable rules of the Securities and Exchange Commission pertaining to the disclosure of transactions with related persons. During fiscal year 2013, none of our executive officers served as a member of the compensation committee (or other committee performing similar functions or, in the absence of any such committee, the entire board of directors) of any other entity of which an executive officer of such other entity served on our Board of Directors or Compensation & Organization Committee.

Executive Sessions of Non-Management Directors

The Board of Directors meets in regularly scheduled executive sessions without any members of our management present. The Lead Director, currently Mr. LeBlanc, is responsible for chairing the executive sessions of the Board of Directors.

Board of Directors Risk Oversight

The Board of Directors, acting principally through the Audit Committee, is actively involved in the oversight of the significant risks affecting our business. The Board of Directors’ and Audit Committee’s risk oversight activities are focused on management’s risk assessment and management processes, as well as our ethics and compliance program.

Our Internal Audit department administers a vigorous risk assessment effort every other year, involving all of our directors and executive officers. This process is designed to identify and rank the most significant risks that affect our company, including consideration of a large number of risks associated with companies in the consumer products industry. The assessed risks encompass, among others, industry, enterprise, operational and financial risks. Our Chairman and Chief Executive Officer assigns an executive officer to lead the management of each of those risks identified as among the most significant. As part of the risk management process, our Internal Audit department annually prepares an Internal Audit project plan under which it reviews activities directed to business and financial related risks. This plan is subject to Audit Committee approval.

Our Director, Internal Audit (“Internal Audit Director”) meets quarterly with our executive officers to assess any changes in the magnitude of identified risks, as well as the status of mitigation activities with regard to the most significant risks. The Internal Audit Director reports directly to the Audit Committee and advises the Audit Committee on a quarterly basis regarding management’s risk assessment process and the progress of mitigation activities designed to facilitate the maintenance of risk within acceptable levels. The Audit Committee, in turn, reports to the Board of Directors with regard to these matters on a quarterly basis.

Our General Counsel leads our ethics and compliance risk oversight program through the Compliance Council, which is comprised of various functional representatives and compliance subject matter experts. The Compliance Council meets regularly to review the health of the program, opportunities for improvement and the status of execution against agreed program priorities. The General Counsel also meets regularly with our Audit Committee, either alone or together with subject matter experts from the Compliance Council, to review the health of our compliance and ethics program, its priorities and the status of execution against those priorities. Annually, the General Counsel provides a comprehensive review of the compliance and ethics program to the Board of Directors, and supplements this review, from time to time, as requested by the Board of Directors with respect to specific compliance risk areas.

In addition to the efforts of the Board of Directors and the Audit Committee to address risk oversight, our Compensation & Organization Committee annually reviews our compensation policies and practices to confirm that such compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company. As a result of its most recent review in 2013, the Compensation & Organization Committee concluded that our incentive compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us for the following reasons:

•

The 2013 performance metrics selected under our Amended and Restated Annual Incentive Plan (“Annual Incentive Plan”) are counterbalanced so that, for example, an undue focus on net sales at the expense of operating margins will not result in a higher payout.

•

The award that is earned based on achievement of corporate performance objectives under our Annual Incentive Plan may be reduced (but not increased) at the discretion of the Compensation & Organization Committee based on individual factors.

•

We have capped maximum awards under our Annual Incentive Plan over the past several years so that they could not exceed 200 percent of the plan target award, which helps to limit the potential for excessive emphasis on short-term incentives.

•

Stock options constitute a substantial portion of an executive’s total remuneration and vest as to all underlying shares on the third anniversary of the date of grant, which encourages a longer-term focus.

•	Annual stock option grants result in overlapping three-year vesting periods, reducing the risk of an inappropriate focus on one vesting date.

•	Our stock ownership guidelines require that our executives hold a significant amount of our stock to further align their interests to the interests of our stockholders on a long-term basis.

The Board of Directors believes that this compensation system and our division of risk oversight responsibilities comprise the most effective risk management approach, and that our Board of Directors’ leadership structure supports this approach.

Board of Directors Leadership Structure

Our Corporate Governance Guidelines provide that the Board of Directors may determine from time to time what leadership structure works best for our company, including whether the same individual should serve both as Chairman of the Board of Directors and Chief Executive Officer (“CEO”). In addition, the guidelines provide that if the same individual serves as Chairman of the Board of Directors and CEO, the Board of Directors shall have a Lead Director of the Board of Directors.

James R. Craigie, our CEO since 2004, has also served as our Chairman since 2007. We believe that this combination of roles, which is not uncommon among our peer companies, leads to leadership advantages and efficiencies. Mr. Craigie is in an optimal position to identify, and to lead Board of Directors discussions on, important matters related to our business operations. Mr. Craigie’s in-depth knowledge of our strategic priorities and operations enables him to facilitate effective communication between management and the Board of Directors, and ensure that key issues and recommendations are brought to the attention of the Board of Directors and management. We believe that Mr. Craigie is an effective spokesperson for management and the Board of Directors by serving in both positions.

We also believe it is important to provide effective leadership for our independent directors. Therefore, our Board of Directors has selected Mr. LeBlanc, who has served on our Board of Directors since 1998, from among our independent directors to serve as Lead Director. The Lead Director presides over executive sessions and has the authority to call executive sessions. The Lead Director also consults with the entire Board of Directors and with the Secretary on Board of Directors meeting agendas. In addition, the Lead Director acts as a contact person to facilitate communications between employees, stockholders and others with the independent directors.

We believe that the presence of a Lead Director enhances the ability of the Board of Directors to provide independent oversight and supplements the following corporate governance practices, which also facilitate independent oversight:

•	All of our directors, other than our Chairman of the Board of Directors (who is also our CEO), are independent.

•	All of the members of our Audit Committee, Compensation & Organization Committee and Governance & Nominating Committee are independent.

•	The Board of Directors and each of its standing committees meets in regularly scheduled executive sessions without the presence of management.

•	The Board of Directors completes an annual assessment of the effectiveness of the full Board of Directors, each of its standing committees and individual directors.

Communication with the Board of Directors

Any person who wishes to communicate with the Board of Directors, including the Lead Director or the non-management directors as a group, may direct a written communication to the Board of Directors, the Lead Director or the non-management directors, at: Church & Dwight Co., Inc., Princeton South Corporate Park, 500 Charles Ewing Boulevard, Ewing, New Jersey 08628, Attention: Secretary. Such correspondence (other than solicitations) will be logged in and forwarded to the Lead Director.

Board of Directors Meetings and Committees

During 2013, the Board of Directors met four times. The Board of Directors has a standing Audit Committee, Compensation & Organization Committee, Governance & Nominating Committee and Executive Committee, each described below. We expect our directors to attend all Board of Directors meetings, and all meetings of committees of the Board of Directors on which they serve. In 2013, each incumbent director attended at least 75 percent of the aggregate number of meetings held by the Board of Directors and all committees of the Board of Directors on which such director served. Although we do not have a formal policy requiring attendance of directors at our annual meetings of stockholders, we expect all directors to attend the Annual Meeting absent exceptional circumstances. All incumbent directors who were directors at the time attended the 2013 Annual Meeting of Stockholders.

Audit Committee.    During 2013, the Audit Committee met five times. The members of the Audit Committee are Robert K. Shearer (Chairperson), Bradley C. Irwin and Arthur B. Winkleblack. Under its Charter, the Audit Committee (i) has sole authority to retain, set compensation and retention terms for, terminate, and oversee and evaluate the activities of, our independent registered public accounting firm; (ii) reviews and approves in advance the performance of all audit and permitted non-audit services, subject to the pre-approval policy discussed below under “Pre-Approval of Audit and Permissible Non-Audit Services”; (iii) reviews and discusses with management and our independent registered public accounting firm the annual audited financial statements and quarterly financial statements and certain other disclosures included in our filings with the Securities and Exchange Commission; (iv) discusses with management, the internal audit personnel and our independent registered public accounting firm, our risk assessment and risk management policies, including our major financial risk exposures; (v) oversees the internal audit function; (vi) discusses with management, the internal audit personnel and our independent registered public accounting firm the adequacy and effectiveness of our financial reporting processes, internal control over financial reporting and disclosure controls and procedures; and (vii) oversees the adoption, periodic review and oversight of policies and procedures regarding business conduct and our compliance and ethics program.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters and the receipt of confidential, anonymous submissions by our employees with respect to concerns regarding potential violations of our compliance and ethics program, including questionable accounting or auditing matters. Such complaints and submissions may be made by writing to the following address: Church & Dwight Co., Inc., Princeton South Corporate Park, 500 Charles Ewing Boulevard, Ewing, New Jersey 08628, Attention: Secretary. Complaints may also be made via the internet at www.churchdwight.ethicspoint.com, or by calling our toll-free hotline. The number for calls placed within the United States and Canada is (855) 384-9879. The numbers for calls placed in other countries may be found on the internet site www.churchdwight.ethicspoint.com. Such correspondence will be logged in and forwarded to the Chairperson of the Audit Committee or his designated delegates, who provide the Audit Committee with regular reports.

The Board of Directors has determined that Mr. Shearer is an “audit committee financial expert” within the meaning of Securities and Exchange Commission regulations.

Compensation & Organization Committee.    During 2013, the Compensation & Organization Committee met five times. The members of the Compensation & Organization Committee are T. Rosie Albright (Chairperson), Penry W. Price and Ravichandra K. Saligram. Under its Charter, the Compensation & Organization Committee is responsible for approving the specific salary, bonuses, stock awards and other compensation for our elected officers, which includes the named executive officers identified in the Summary Compensation Table on page 38, subject to ratification by a majority of the independent directors of the Board of Directors who qualify as “outside directors” (the “Independent Directors”) in accordance with Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) Section 162(m). The Compensation & Organization Committee also (i) oversees the design of our executive compensation programs, policies and practices; (ii) reviews and approves the adoption, termination and amendment of, and administers our incentive and equity compensation plans; (iii) reviews and approves annually corporate goals and objectives as they relate to CEO and other executive officer compensation; and (iv) evaluates whether our compensation policies and practices for our executive officers and other employees create risks that are reasonably likely to have a material adverse effect on us. In considering executive compensation, the Compensation & Organization Committee takes into account statistical data and recommendations of the CEO. However, the CEO does not make recommendations regarding his own compensation.

The Compensation & Organization Committee also considers the executive compensation recommendations as well as the comparative data provided by Steven Hall & Partners, a compensation consultant engaged directly by the Compensation & Organization Committee. Steven Hall & Partners does not provide any other services to us. See “Compensation Discussion and Analysis” for additional information regarding the services provided by Steven Hall & Partners.

Governance & Nominating Committee.    During 2013, the Governance & Nominating Committee met five times. The members of the Governance & Nominating Committee are Rosina B. Dixon (Chairperson), Bradley C. Irwin and Robert D. LeBlanc. Under its Charter, the Governance & Nominating Committee (i) develops and periodically reviews, and recommends to the Board of Directors, criteria for the selection of new directors to serve on the Board of Directors; (ii) identifies individuals qualified to become Board of Directors members consistent with the Board of Directors’ criteria for selecting new directors set forth in our Corporate Governance Guidelines; (iii) recommends to the Board of Directors nominees for the class of directors to be elected at the next annual meeting of stockholders and, where applicable, to fill vacancies; (iv) considers and makes recommendations to the Board of Directors on questions of independence and possible conflicts of interest of members of the Board of Directors and executive officers in accordance with our Corporate Governance Guidelines; (v) makes recommendations to the Board of Directors concerning executive officer succession; (vi) oversees Board of Directors and committee evaluations; (vii) makes recommendations to the Board of Directors regarding corporate governance matters; and (viii) reviews periodically and makes recommendations to the Board of Directors regarding the compensation of our Independent Directors and other non-employee directors, if any, and the principles upon which such compensation is determined, in consultation with the Compensation & Organization Committee.

The Governance & Nominating Committee recommends to the Board of Directors candidates for nomination to the Board of Directors. When considering individuals to recommend for nomination as directors, our Governance & Nominating Committee seeks persons with diverse backgrounds who possess the following characteristics: integrity, education, commitment to the Board of Directors, business judgment, business experience, accounting and financial expertise, diversity, reputation, civic and community relationships, high performance standards and the ability to act on behalf of stockholders. We do not have a formal policy for considering diversity in identifying and recommending nominees for election to the Board of Directors, but, as permitted by our Corporate Governance Guidelines, the Governance & Nominating Committee considers diversity from a variety of perspectives including, among others, differences of viewpoint, professional experience, education, skills, race, gender and national origin and other individual qualities and attributes that contribute to Board of Directors heterogeneity. The Governance & Nominating Committee reviews its effectiveness in balancing these considerations when assessing the composition of the Board of Directors. The Governance & Nominating Committee may engage the services of third party search firms to assist in identifying and assessing the qualifications of director candidates.

The Governance & Nominating Committee will consider recommendations for director candidates from stockholders. Stockholder recommendations of candidates should be submitted in writing to: Church & Dwight Co., Inc., Princeton South Corporate Park, 500 Charles Ewing Boulevard, Ewing, New Jersey 08628, Attention: Secretary. In order to enable consideration of a candidate in connection with our 2015 Annual Meeting of Stockholders, a stockholder must submit the following information by November 21, 2014: (i) the name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission; (ii) information about the relationship between the candidate and the recommending stockholder; and (iii) the written consent of the candidate to be named in the proxy statement and to serve as a director if elected. In considering any candidate proposed by a stockholder, the Governance & Nominating Committee will reach a conclusion as to whether to recommend such candidate to the Board of Directors based on the criteria described above. The Governance & Nominating Committee may seek additional information regarding the candidate. After full consideration, the stockholder proponent will be notified of the decision of the Governance & Nominating Committee (and of the Board of Directors, if the candidate is recommended to the Board of Directors for consideration). The Governance & Nominating Committee will consider all potential candidates in the same manner regardless of the source of the recommendation.

Executive Committee.    The Executive Committee members are James R. Craigie, Rosina B. Dixon, Robert D. LeBlanc and Robert K. Shearer. The Executive Committee did not meet in 2013. The Executive Committee may exercise the authority of the Board of Directors, except as specifically reserved by Delaware law to the Board of Directors or as the Board of Directors otherwise provides.

Succession Planning

The Board of Directors, with support from the Governance & Nominating Committee, oversees the succession of its members. To this end, at least once a year, in connection with its annual evaluation of the Board of Directors, its committees and individual directors, the Board of Directors evaluates each director’s performance, relative strengths against a set of criteria, including those set forth in our Corporate Governance Guidelines, and future plans, including any retirement objectives. As part of that evaluation, the Board of Directors identifies areas of overall strength and weakness with respect to its composition. The Board of Directors considers whether individual directors possess the personal characteristics identified above under the caption “Corporate Governance—Board of Directors Meeting and Board of Directors Committees—Governance & Nominating Committee,” and whether the Board of Directors as a whole possesses all of the following core competencies: accounting and finance, management, risk management, industry knowledge, knowledge of technology, marketing, supply chain management, international markets, strategic vision, business development, product development, and corporate governance, among others.

The Board of Directors recognizes that one of its most important duties is to ensure continuity in our senior leadership by overseeing the development of executive talent and planning for the effective succession of the Chairman of the Board of Directors and our CEO and other senior members of executive management. The Governance & Nominating Committee, in collaboration with the Compensation & Organization Committee, prepares a succession plan for the CEO and other senior members of executive management in the ordinary course of business and in emergency situations. Through this process, the Board of Directors receives from the CEO and Executive Vice President, Global Human Resources qualitative evaluations of, and recommendations concerning, potential successors to the CEO and other senior executives, along with a review of any development plans recommended for such individuals. At least once annually, the Board of Directors reviews our succession plans. In addition to the annual review, succession planning is regularly discussed in executive sessions of the Board of Directors and in committee meetings, as applicable. Additionally, directors become familiar with potential successors for key leadership positions through various means, including a comprehensive annual talent and succession review, Board of Directors and committee meeting presentations and less formal interactions throughout the course of the year.

Our CEO succession planning includes criteria that reflect our business strategies, including identifying and developing internal candidates. The criteria used when assessing the qualifications of potential CEO successors are included on a position specification developed by our Board of Directors. The Board of Directors is committed to being prepared for a planned or unplanned change in our leadership in order to ensure our stability.

Code of Conduct

We have adopted a Code of Conduct that applies to all employees and directors of Church & Dwight and our worldwide subsidiaries. Among other things, the Code of Conduct is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, promote full, fair, accurate, timely and understandable disclosures in periodic reports we are required to file, and promote compliance with applicable governmental laws, rules and regulations. The Code of Conduct provides for the prompt internal reporting of violations of the Code of Conduct and contains provisions regarding accountability for adherence to the Code of Conduct. The Code of Conduct is available on the Investors page of our website at www.churchdwight.com. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Conduct by making disclosures concerning such matters available on the Investors page of our website.

Compensation of Directors

In 2013, fees paid to our directors consisted of the following:

•   Annual Retainer (covering fees for attendance by each director at up to fourteen (14) meetings of our Board of Directors and committees of our Board of Directors; additional meeting fees apply if there are more than fourteen (14) meetings, as set forth below):

• Lead Director	$110,000
• Chairperson of the Audit Committee	$108,000
• Chairperson of the Compensation & Organization Committee	$106,000
• Chairperson of the Governance & Nominating Committee	$104,000
• Other non-employee directors	$90,000

• Additional Meeting Fees (per meeting) – Board of Directors:

• Non-employee directors	$2,000

• Additional Meeting Fees (per meeting) – Board of Directors Committees:

• Committee Chairpersons	$4,000
• Each other committee member	$2,000

• Annual Equity Grant Value	$110,000

We pay fees to our directors in accordance with the Compensation Plan for Directors. Any fees payable to our directors under this Plan may be deferred in accordance with our Deferred Compensation Plan for Directors, provided that a timely election is made by the director seeking such deferral. We also provide annual stock option awards to our directors under our Omnibus Equity Compensation Plan. All of these arrangements are described below.

Compensation Plan for Directors.    Our Compensation Plan for Directors (as amended and restated) became effective as of January 1, 2012 and provides for the payment of fee-based compensation (i.e., the annual retainer and any additional meeting fees) and annual equity grants to our directors. Under this Plan, in the fourth quarter of each calendar year, our Board of Directors establishes, for the following calendar year: (i) the annual retainer amount; (ii) the number of meetings included in the annual retainer amount; (iii) fees for Board of Directors and committee meetings attended by a director that exceed the number of meetings included in the annual retainer amount (which we refer to below as “additional meeting fees”); and (iv) the annual equity grant.

For the 2013 calendar year, and based on the recommendation of our Governance & Nominating and Compensation & Organization Committees, our Board of Directors decided to: (i) maintain our non-employee director annual retainer and additional meeting fees at 2012 levels, and (ii) increase the annual equity grant values in 2013 by $20,000 in order to remain competitive with the director compensation provided by our Compensation Comparator Companies listed on page 27. The foregoing determinations were made by our Board of Directors at its January 2013 meeting, and not at its October 2012 meeting, due to the disruption caused by Hurricane Sandy; however, all deferral elections for 2013 compensation were made prior to January 1, 2013.

Payment of our directors’ compensation is made annually, following the end of the second calendar quarter. In the event a director is entitled to additional meeting fees, a second payment is made following December 20th, (or, if December 20th is not a trading day, the following trading day) and, if additional meetings take place after December 20th, a third payment is made following the last trading day of the calendar year. The annual retainer amount is pro-rated for any director with less than a full year of service.

The Compensation Plan for Directors provides that all fee-based compensation payable to a director annually be calculated in shares of our common stock. To determine the number of shares a director is entitled to receive under the plan on an annual basis, (i) the annual retainer amount is divided by the closing price of a share of our common stock as reported on the NYSE on the last trading day of the second calendar quarter, and (ii) additional meeting fees, if any, are divided by the closing price of a share of our common stock as reported on the NYSE on the applicable additional meeting payment date described above. For purposes of the foregoing calculation, a whole share is provided in lieu of any fractional share. Annually, no later than December 31st, a continuing director may elect for the following year to receive his or her compensation 50 percent in cash and 50 percent in our common stock rather than receive 100 percent of such compensation in the form of our common stock. Newly-elected directors may make such election within 30 days of becoming a director. Fee-based compensation for our directors will remain unchanged for 2014.

Annual Equity Grants for Directors.    Our Compensation Plan for Directors provides that stock options are granted annually under the Omnibus Equity Compensation Plan to all non-employee directors to purchase shares of our common stock at an exercise price per share equal to the closing price of a share of common stock on the date of grant. All shares underlying the stock options vest three years from the grant date. The stock options terminate ten years after the grant date.

Effective for 2013 (and subsequent calendar years), the granting of annual stock options to our non-employee directors occurred (and will occur) on the Monday falling most closely to the midpoint between the dates of the company’s first and second quarter earnings releases, which is the same date on which annual stock options were (and will be) granted to our executive officers and other employees. See “Compensation Discussion and Analysis—Stock Option Grant Practices” for further information. Newly-elected directors are granted an initial option to purchase shares of our common stock on the date of their election. Under our Compensation Plan for Directors, no non-employee director may receive more than one equity grant in any calendar year. In 2013, we granted to each non-employee director a stock option with a grant date fair value (calculated in accordance with U.S. GAAP) equal to $110,000, which represented an increase of $20,000 over the prior year award’s grant date fair value. As described above, we increased the stock option grant value under our Compensation Plan for Directors in order to remain competitive with the director compensation provided by our Compensation Comparator Companies to their respective directors. Equity grant compensation for our directors will remain unchanged for 2014.

Deferred Compensation Plan for Directors.    Our Deferred Compensation Plan for Directors, effective as of May 1, 2008, provides an opportunity for our directors to defer payment of all or a portion of their respective director fees into a notional account until after termination of service. A director electing to defer payment must also decide whether to receive the deferred payment in a lump sum or in annual installments over a period of up to ten years. A director must make any of the foregoing elections prior to the beginning of the calendar year for which the deferred fees are earned. Following a termination of service, the director receives a number of shares of our common stock equal to the number of notional shares then outstanding in the director’s plan account. The number of notional shares represented by amounts in a participating director’s account is set forth in the table captioned “Securities Ownership of Certain Beneficial Owners and Management” on page 22.

Stock Ownership, Trading Guidelines and Short Sale, Hedging and Pledging Policies for Directors.    We instituted stock ownership guidelines for non-employee directors at the same time as we established stock ownership guidelines for our executive officers. For a description of our stock ownership guidelines for our executive officers, see “Compensation Discussion and Analysis—Stock Ownership, Trading Guidelines and Short Sale, Hedging and Pledging Policies.” For 2013, the number of shares required to be held by a non-employee director was based on a multiple of five times the director’s annual retainer as of January 1, 2011, or, if the director became a director at a later date, as of the date the director was first elected, in each case rounded to the nearest 1,000 shares. Directors have five years from the date on which they joined the Board of Directors to achieve their required stock ownership. The non-employee director stock ownership guidelines are recalibrated at the same time as the guidelines for executive officers are recalibrated. Accordingly, the guidelines were recalibrated effective January 1, 2014, based on a multiple of five times the directors’ annual retainer on January 1, 2014. All of our non-employee directors who have been in their position for five years or more have achieved their current required stock ownership.

Until such time when a director satisfies the applicable stock ownership requirement, the director will be required to hold all shares of our common stock received upon the exercise of stock options or upon lapse of the restrictions on restricted stock (in each case, net of any shares utilized to pay for the exercise price of an option or to satisfy tax withholding obligations).

In addition, our insider trading guidelines, (which also apply to our executive officers and other employees), prohibit our directors from (i) buying or selling company securities while in possession of material, non-public information relating to the company, (ii) engaging in short sales of our securities, (iii) buying or selling puts or calls or other derivative securities on our securities, (iv) entering into hedging or monetizing transactions or similar arrangements with respect to our securities, and (v) holding our securities in a margin account or pledging our securities as collateral for a loan.

The stock ownership guidelines applicable to each of the non-employee directors in 2013, and the directors’ progress towards achieving the required stock ownership levels, are shown on the following table:

DIRECTOR STOCK OWNERSHIP GUIDELINES

Name	Applicable Annual Retainer ($)(1)	Dollar Value of Shares Required to be Held ($)(1)	Applicable Price Per Share ($)(1)	Required Number of Shares to be Held	Number of Shares Held at 12/31/13(2)
T. Rosie Albright	106,000	530,000	32.85	16,000	28,882
Rosina B. Dixon	104,000	520,000	32.85	16,000	214,948
Bradley C. Irwin	90,000	450,000	32.85	14,000	17,165
Robert D. LeBlanc	110,000	550,000	32.85	17,000	38,251
Penry W. Price(3)	90,000	450,000	39.02	12,000	3,334
Ravichandra K. Saligram	90,000	450,000	32.85	14,000	18,714
Robert K. Shearer	108,000	540,000	32.85	16,000	24,694
Arthur B. Winkleblack	90,000	450,000	32.85	14,000	12,831

(1)

Except as noted below, the amount in the Applicable Annual Retainer column is each director’s annual retainer as of January 1, 2011, and the amount in the Applicable Price Per Share column is the average closing price of our common stock during 2010 as reported on the NYSE. For Mr. Price, the Applicable Annual Retainer amount was determined as of the date on which he became a director, and the Applicable Price Per Share was the average closing price of our common stock during the 365 calendar day period prior to that date. All price per share amounts reflect the 2-for-1 stock split on June 1, 2011.

(2)

Includes shares owned by the director or members of his or her immediate family residing in the same household and notional shares held for the account of the director in the Deferred Compensation Plan for Directors.

(3)	Mr. Price has until 2016 to achieve his required stock ownership.

As noted above, the guidelines were recalibrated on January 1, 2014. The revised guidelines and the directors’ progress towards achieving the required stock ownership levels, are shown on the following table:

Name	Applicable Annual Retainer ($)(1)	Dollar Value of Shares Required to be Held ($)(1)	Applicable Price Per Share ($)(1)	Required Number of Shares to be Held	Number of Shares Held at 1/01/14(2)
T. Rosie Albright	106,000	530,000	62.00	9,000	28,882
Rosina B. Dixon	104,000	520,000	62.00	8,000	214,948
Bradley C. Irwin	90,000	450,000	62.00	7,000	17,165
Robert D. LeBlanc	110,000	550,000	62.00	9,000	38,251
Penry W. Price(3)	90,000	450,000	62.00	7,000	3,334
Ravichandra K. Saligram	90,000	450,000	62.00	7,000	18,714
Robert K. Shearer	108,000	540,000	62.00	9,000	24,694
Arthur B. Winkleblack	90,000	450,000	62.00	7,000	12,831

(1)

The amount in the Applicable Annual Retainer column is each director’s annual retainer as of January 1, 2014. The amount in the Applicable Price per Share is the average closing price of our common stock during 2013 as reported on the NYSE.

(2)

Includes shares owned by the director or members of his or her immediate family residing in the same household, notional shares held for the account of the director in the Deferred Compensation Plan for Directors, and shares held in a trust for which a director officer has shared voting or investment power.

(3)	Mr. Price has until 2016 to achieve his required stock ownership.

The following table provides information regarding compensation for our non-employee directors in 2013, which reflects the directors’ fees, compensation plans and other arrangements described above. The table does not include compensation for reimbursement of travel expenses related to attending Board of Directors or Board of Directors Committee meetings, and does not include compensation to Mr. Craigie, our Chairman and CEO, which is included in the Summary Compensation Table on page 38.

2013 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
T. Rosie Albright	—	106,000	110,001	—	216,001
José B. Alvarez(3)	—	45,048	110,001	—	155,049
Rosina B. Dixon	51,978	52,022	110,001	—	214,001
Bradley C. Irwin	—	90,035	110,001	—	200,036
Robert D. LeBlanc	54,955	55,045	110,001	—	220,001
Penry W. Price	—	90,035	110,001	—	200,036
Ravichandra K. Saligram	—	90,000	110,001	—	200,001
Robert K. Shearer	—	108,058	110,001	—	218,059
Arthur B. Winkleblack	45,048	44,952	110,001	—	200,001

(1)

The amounts shown for stock awards relate to directors’ fees paid in shares of our common stock and in directors’ fees deferred under our Deferred Compensation Plan for Directors into notional investments in our common stock. These amounts are based upon the grant date fair value of awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”).

See “Compensation Plan for Directors” and “Deferred Compensation Plan for Directors” for information regarding the computation of the number of shares or notional shares provided to a director in payment of director fees. Three directors deferred payment of all or a portion of their 2013 fees under the Deferred Compensation Plan for Directors, as follows: Ms. Albright, $106,000; Mr. Saligram, $90,000, and Mr. Shearer, $54,000. As of December 31, 2013, none of our directors held any unvested stock awards.

The number of shares and grant date fair value related to the stock awards or deferrals under the Deferred Compensation Plan for Directors with respect to directors’ fees are set forth in the table below. Notional share amounts with respect to directors’ fees deferred under the Deferred Compensation Plan for Directors have been rounded to the nearest whole number.

	June 28, 2013		December 20, 2013
Name	No. of Shares (#)	Grant Date Fair Value ($)	No. of Shares (#)	Grant Date Fair Value ($)
T. Rosie Albright	1,718	106,000	—	—
José B. Alvarez	730	45,048	—	—
Rosina B. Dixon	843	52,022	—	—
Bradley C. Irwin	1,459	90,035	—	—
Robert D. LeBlanc	892	55,045	—	—
Penry W. Price	1,459	90,035	—	—
Ravichandra K. Saligram	1,458	90,000	—	—
Robert K. Shearer	1,751	108,058	—	—
Arthur B. Winkleblack	730	45,048	—	—

(2)

The amounts shown for option awards relate to stock options granted under the Omnibus Equity Compensation Plan. These amounts are based upon the grant date fair value of awards calculated in accordance with ASC Topic 718. The assumptions used in determining the amounts in this column are set forth in note 14 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission. At December 31, 2013, the number of shares of our common stock underlying options held by each of the directors listed in the table was: Ms. Albright, 31,717; Mr. Alvarez, 23,717; Dr. Dixon, 79,717; Mr. Irwin, 69,717; Mr. LeBlanc, 49,717; Mr. Price, 23,447; Mr. Saligram, 69,717; Mr. Shearer, 43,217; and Mr. Winkleblack, 39,717.

(3)	Mr. Alvarez resigned as a member of our Board of Directors on July 2, 2013.

Our Executive Officers

Listed below are the names, ages and positions held by each of our executive officers and our principal accounting officer.

Name	Age	Position
James R. Craigie	60	Chairman and Chief Executive Officer
Jacquelin J. Brova	60	Executive Vice President, Global Human Resources
Mark G. Conish	61	Executive Vice President, Global Operations
Steven P. Cugine	51	Executive Vice President, Global New Products Innovation and President, International Consumer Products
Patrick D. de Maynadier	53	Executive Vice President, General Counsel and Secretary
Matthew T. Farrell	57	Executive Vice President, Finance and Chief Financial Officer
Bruce F. Fleming	56	Executive Vice President and Chief Marketing Officer
Paul A. Siracusa	57	Executive Vice President, Global Research & Development
Louis H. Tursi, Jr.	53	Executive Vice President, North America Sales
Steven J. Katz	55	Vice President, Controller and Chief Accounting Officer

All executive officers serve at the discretion of the Board of Directors. Mr. Katz, our principal accounting officer, serves at the discretion of the CEO.

Biographical information for Mr. Craigie appears under “Election of Directors—Standing for Election for Term Expiring in 2017” on page 4.

Ms. Brova has been our Executive Vice President, Global Human Resources since May 2007. From January 2006 through May 2007, she was our Vice President, Human Resources. From August 2005 through January 2006, she served as our Vice President, Employee Relations, and from September 2002 through July 2005 as our Director, Human Resources. Prior to joining us in September 2002, Ms. Brova held various human resources and labor relations positions during her 25 years with Bethlehem Steel Corporation, the most recent of which was General Manager of the Corporate Compensation and Benefits Division, which position she held from January 2000 to August 2002.

Mr. Conish has been our Executive Vice President, Global Operations since May 2007. From December 2004 through May 2007, he was our Vice President, Global Operations, and from July 1999 through December 2004, he was our Vice President, Operations. From 1994 through July 1999, he was our Vice President, Manufacturing and Distribution. Mr. Conish has been employed by us in various positions since 1975.

Mr. Cugine has been our Executive Vice President, Global New Products Innovation and President, International Consumer Products since July 2013. From May 2007 through June 2013, he served as our Executive Vice President, Global New Products Innovation. From September 2005 through May 2007, he was our Vice President, Global New Products Innovation, and from July 2004 until September 2005, he was our Vice President, President of Household Products Division. From December 1999 through July 2004, he was our Vice President, Human Resources. He also served as our Acting President of Household Products Division from August 2002 through July 2004 and as Acting President of the Specialty Products Division from October 2000 through December 2002. From 1988 through December 1999, Mr. Cugine served in several capacities with FMC Corporation, including as Director of Human Resources for the Alkali, Peroxide and Oxidant Chemical Divisions.

Mr. de Maynadier has been our Executive Vice President, General Counsel and Secretary since December 2011. He served in a number of capacities for Hill-Rom Holdings, Inc. and its predecessor, Hillenbrand Industries, Inc., from January 2002 through December 2010, including Senior Vice President, General Counsel and Secretary from October 2007 through July 2010 and Vice President, General Counsel and Secretary from January 2002 through October 2007. Previously, Mr. de Maynadier served as Executive Vice President, General Counsel and Secretary for CombiMatrix Corporation; as President and Chief Executive Officer of SDI Investments, LLC, a spin-off of Sterling Diagnostic Imaging, Inc.; and as Senior Vice President, General Counsel and Secretary of

Sterling Diagnostics Imaging, Inc. Earlier in his career, Mr. de Maynadier was a corporate and securities Partner at the law firm Bracewell & Patterson, L.L.P.

Mr. Farrell has been our Executive Vice President Finance and Chief Financial Officer since May 2007, and from September 2006 through May 2007, he was our Vice President and Chief Financial Officer. Mr. Farrell was Executive Vice President and Chief Financial Officer of Alpharma Inc. from April 2002 through August 2006. From July 2000 through April 2002, he served as Vice President, Investor Relations & Communications at Ingersoll-Rand Ltd. From November 1994 through June 2000, he held various senior financial positions at AlliedSignal Inc. Mr. Farrell currently serves as a member of the board of directors of Lydall, Inc., a supplier of engineered thermal, acoustical and filtration products.

Mr. Fleming has been our Executive Vice President and Chief Marketing Officer since May 2007, and from January 2006 through May 2007 he was our Vice President and Chief Marketing Officer. From August 2004 through January 2006, he was an independent consultant to private equity firms and new venture start-ups. From June 2002 through August 2004, Mr. Fleming was Chief Executive Officer, President and member of the board of directors of BriteSmile, Inc. He served as Senior Vice President and Global Head of the OTC Medicines business of Novartis AG from June 2001 through June 2002. From March 1981 through January 2001, he held several positions at Johnson & Johnson, and served as Worldwide Vice President and a member of the Worldwide Franchise Management Board from November 1995 through January 2001.

Dr. Siracusa has been our Executive Vice President, Global Research & Development since May 2007, and was our Vice President, Global Research & Development from March 2005 through May 2007. Dr. Siracusa served as Senior Vice President, Research & Development for Playtex Products, Inc. from March 2000 through March 2005. From 1997 through 2000, he was Senior Vice President Research & Development for Reckitt & Coleman plc (“Reckitt & Coleman”), a consumer products company, and also served as Divisional Vice President of Research & Development, North America of Reckitt & Coleman from 1995 through 1997. Dr. Siracusa is also the Chairman of the board of directors of the Consumer Specialty Products Association for the calendar year 2014, a trade association which represents the interests of the consumer specialty products industry.

Mr. Tursi has been our Executive Vice President, North America Sales since May 2007. From July 2004 through May 2007, he was our Vice President, Domestic Consumer Sales. Prior to joining us, Mr. Tursi served as Vice President of Sales, Marketing and Customer Service of Spalding Sports Worldwide and its successor, Top-Flite Golf Co. from 1999 through 2004. From 1998 through May 1999, he served as Vice President of Sales for Vlasic Foods International.

Mr. Katz has been our Vice President, Controller and Chief Accounting Officer since May 2007. From January 2003 through May 2007, Mr. Katz was our Controller, and from April 1993 through December 2002, he was our Assistant Controller. Mr. Katz has been employed by us in various positions since 1986.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning ownership of our common stock as of March 3, 2014 (unless otherwise noted) by (i) each stockholder that has indicated in public filings that the stockholder beneficially owns more than five percent of our common stock; (ii) each director and nominee for director; (iii) each current executive officer named in the Summary Compensation Table on page 38; and (iv) all directors and executive officers as a group. Except as otherwise noted, each person listed below, either alone or together with members of such person’s family sharing the same household, had sole voting and investment power with respect to the shares listed next to such person’s name. None of the shares held by directors and executive officers included in the table are pledged as security.

	Amount and Nature of Beneficial Ownership(1)		Notional Shares in Deferred Compensation Plans(2)
Name	Shares(2)(3)	Percent of Class
BlackRock, Inc.(4)	10,457,084	7.62%	—
The Vanguard Group(5)	8,790,841	6.40%	—
Neuberger Berman Group LLC(6)	7,976,787	5.81%	—
James R. Craigie(7)	960,523	*	149,450
Steven P. Cugine(8)	180,053	*	9,469
Mark G. Conish(9)	173,136	*	35,400
Rosina B. Dixon(10)	162,411	*	108,537
Matthew T. Farrell(11)	148,602	*	38,321
Robert D. LeBlanc(12)	64,251	*	—
Bradley C. Irwin	63,165	*	—
Ravichandra K. Saligram	48,966	*	15,748
Robert K. Shearer	38,365	*	5,829
Arthur B. Winkleblack	28,831	*	—
Patrick D. de Maynadier	11,160	*	6,711
T. Rosie Albright	8,000	*	28,882
Penry W. Price	3,334	*	—
Janet S. Vergis	—	—	—
All executive officers and directors as a group (18 persons)(13)	2,409,766	1.76%	457,429

*	Less than one percent.

(1)

Applicable percentage of ownership is based on 137,266,792 shares of our common stock outstanding as of March 3, 2014. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and means voting or investment power with respect to securities. Shares of our common stock issuable upon the exercise of stock options exercisable currently or within 60 days of March 3, 2014 are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)

The shares listed in the “Shares” column do not include notional shares of our common stock credited to the account of directors under the Deferred Compensation Plan for Directors or credited to the account of executive officers under the Executive Deferred Compensation Plan. Notional shares do not represent actual shares, but represent interests equivalent in value to the fair market value of shares of our common stock; gains or losses in the interests are based upon gains or losses in the fair market value of our common stock. These notional shares are reflected in the table in the column labeled “Notional Shares in Deferred Compensation Plans.” Because notional shares do not represent actual shares, holders of notional share accounts are not entitled to vote with respect to the notional shares.

(3)

The numbers in this column include shares that are subject to stock options exercisable currently, or within 60 days of March 3, 2014, as follows: Mr. Craigie, 925,000 shares; Ms. Albright, 8,000 shares; Dr. Dixon,

56,000 shares; Mr. Irwin, 46,000 shares; Mr. LeBlanc, 26,000 shares; Mr. Saligram, 46,000 shares; Mr. Shearer, 19,500 shares; Mr. Winkleblack, 16,000 shares; Mr. Farrell, 102,200 shares; Mr. Cugine, 164,000 shares; Mr. Conish, 119,600 shares; and all executive officers and directors as a group, 1,961,750 shares.

(4)

BlackRock, Inc. provided the following information in Amendment No. 4 to its Schedule 13G, filed with the Securities and Exchange Commission on January 28, 2014. As of December 31, 2013, BlackRock, Inc. and affiliates named in such report (collectively, “BlackRock”) reported aggregate beneficial ownership of 10,457,084 shares of our common stock with sole voting power over 9,488,627 shares, shared voting power over no shares, sole dispositive power over 10,457,084 shares and shared dispositive power over no shares. The principal business address of BlackRock is 40 East 52nd Street, New York, NY 10022.

(5)

The Vanguard Group 23-1945930 provided the following information in Amendment No. 1 to its Schedule 13G, filed with the Securities and Exchange Commission on February 12, 2014. As of December 31, 2013, The Vanguard Group and affiliates named in such report (collectively, “TVG”) reported aggregate beneficial ownership of 8,790,841 shares of our common stock with sole voting power over 125,604 shares, shared voting power over no shares, sole dispositive power over 8,678,537 shares and shared dispositive power over 112,304 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 78,004 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 81,900 shares as a result of its serving as investment manager of Australian investment offerings. The principal business address of TVG is 100 Vanguard Blvd., Malvern, PA 19355.

(6)

Neuberger Berman Group LLC, Neuberger Berman LLC, Neuberger Berman Management LLC and Neuberger Berman Equity Funds and affiliates named in such report (collectively, “Neuberger Berman”) provided the following information in Amendment No. 5 to their Schedule 13G, filed with the Securities and Exchange Commission on February 12, 2014. As of December 31, 2013, Neuberger Berman Group LLC and Neuberger Berman LLC both reported aggregate beneficial ownership of 7,976,787 shares of our common stock with sole voting power over no shares, shared voting power over 7,904,962 shares, sole dispositive power over no shares and shared dispositive power over 7,976,787 shares. As of December 31, 2013, Neuberger Berman Management LLC reported aggregate beneficial ownership of 5,631,662 shares of our common stock with sole voting power over no shares, shared voting power over 5,631,662 shares, sole dispositive power over no shares and shared dispositive power over 5,631,662 shares. As of December 31, 2013, Neuberger Berman Equity Funds reported aggregate beneficial ownership of 4,894,456 shares of our common stock with sole voting power over no shares, shared voting power over 4,894,456 shares, sole dispositive power over no shares and shared dispositive power over 4,894,456 shares. The principal business address of Neuberger Berman is 605 Third Avenue, New York, New York 10158.

(7)

Mr. Craigie’s ownership includes 1,166 shares of common stock constituting a restricted stock award that vested on March 7, 2014, and 3,756 shares of common stock held in two trusts for which Mr. Craigie holds either shared voting or shared investment power.

(8)	Mr. Cugine’s ownership includes 165 shares of common stock constituting a restricted stock award that vests on March 5, 2015.

(9)	Mr. Conish’s ownership includes 583 shares of common stock constituting two restricted stock awards as follows: 312 shares that vested on March 7, 2014, and 271 shares that vest on March 5, 2015.

(10)	Dr. Dixon’s ownership includes 88,690 shares held in two trusts for which Dr. Dixon serves as co-trustee and as to which Dr. Dixon holds either shared voting or shared investment power.

(11)	Mr. Farrell’s ownership includes 768 shares of common stock constituting a restricted stock award that vested on March 7, 2014.

(12)	Mr. LeBlanc’s ownership includes 10,200 shares of stock held by Mr. LeBlanc’s spouse and children.

(13)	Includes interests of executive officers in 4,936 shares of restricted stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

Our Code of Conduct includes our policy regarding the review and approval of related person transactions. In accordance with the Code of Conduct, all related person transactions that meet the minimum threshold for disclosure in the proxy statement under the relevant Securities and Exchange Commission rules must be reported to and approved by the Audit Committee.

Related Person Transactions

There were no disclosable related person transactions during 2013.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in its oversight of the integrity of Church & Dwight’s financial statements, compliance with legal and regulatory requirements and the performance of the internal audit function. Management has primary responsibility for preparing the financial statements and for the financial reporting process. In addition, management has the responsibility to assess the effectiveness of Church & Dwight’s internal control over financial reporting. Deloitte & Touche LLP, Church & Dwight’s independent registered public accounting firm, is responsible for (i) expressing an opinion on the conformity of Church & Dwight’s audited financial statements to generally accepted accounting principles and on whether the financial statements present fairly in all material respects the financial position and results of operations of Church & Dwight, and (ii) expressing an opinion on the effectiveness of Church & Dwight’s internal control over financial reporting.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements and Deloitte & Touche LLP’s evaluation of Church & Dwight’s internal control over financial reporting.

2.	The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the Public Company Accounting Oversight Board Standards, AU Section 380, “Communications with Audit Committees.”

3.	The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP that firm’s independence.

Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Church & Dwight’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Robert K. Shearer, Chairperson

Bradley C. Irwin

Arthur B. Winkleblack

Dated: March 13, 2014

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees related to the 2013 and 2012 fiscal years payable to our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates are as follows:

	2013 ($)	2012 ($)
Audit Fees	2,912,942	2,770,109
Audit-Related Fees(1)	48,280	209,380
Tax Fees(2)	443,063	564,000
All other fees	—	—

	3,404,285	3,543,489

(1)	Audit related fees primarily include services for acquisition-related due diligence in both 2013 and 2012, and financing work in 2012.

(2)	Tax fees include services for filing for tax incentives from government agencies, assistance for tax audits from taxing authorities, tax compliance and planning.

PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES

The Audit Committee pre-approved all audit and non-audit services provided by Deloitte & Touche LLP during 2013 in accordance with our policy described below.

The Audit Committee pre-approves all permitted non-audit services to be provided by our independent registered public accounting firm. However, the Audit Committee has delegated to Mr. Shearer, as Chairperson of the Audit Committee, authority to pre-approve permitted non-audit services, provided that any such pre-approved non-audit services are reported to the full Audit Committee at its next scheduled meeting.

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

In this Compensation Discussion and Analysis, we address the compensation paid or awarded for 2013 to our executive officers listed in the Summary Compensation Table that follows this discussion. We sometimes refer to these executive officers as our “named executive officers.”

2013 COMPENSATION

Compensation Objectives

For the past several years, we have focused on the following objectives in making compensation determinations:

•	Provide compensation that is competitive in markets in which we compete for management talent. We refer to this objective as “competitive compensation.”

•	Condition a majority of a named executive officer’s compensation on a combination of short and long-term performance. We refer to this objective as “performance incentives.”

•

Encourage the aggregation and maintenance of meaningful equity ownership, and the alignment of executive officer and stockholder interests as an incentive to increase stockholder value. We refer to this objective as “stockholder incentives.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

The principal components of 2013 compensation that we paid to the named executive officers to meet these objectives are as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation

Annual Incentive Compensation	Performance Incentives Competitive Compensation Stockholder Incentives

Stock Options	Performance Incentives Stockholder Incentives Competitive Compensation Retention Incentives

Determination of Competitive Compensation

In making executive compensation determinations for 2013, we referenced data provided by Steven Hall & Partners to gauge the comparability of our compensation to the compensation of executives of other companies with generally corresponding responsibilities. Steven Hall & Partners has served as an independent consultant to the Compensation & Organization Committee, or “Committee,” for several years, and assists the Committee in its review of compensation for executive and non-executive officers. Steven Hall & Partners does not perform any other services for us.

With respect to our Chief Executive Officer (“CEO”) and our Chief Financial Officer (“CFO”), the compensation consultant provided data focused on compensation paid by a comparator group of consumer packaged goods companies, other than tobacco and spirits companies, that had revenues in the range of approximately 50 to 200 percent of our revenues. Within this classification, Steven Hall & Partners referenced companies with similar distribution channels and with a focus on brand recognition. We believe there is a strong likelihood that an executive officer’s skills will be transferable among these companies, so we would expect to compete with these companies for executive officer talent. The comparator companies (the “Compensation Comparator Companies”) were the following:

• American Greetings Corporation	• Mead Johnson Nutrition Company
• Central Garden & Pet Company	• McCormick & Company Incorporated
• Chiquita Brands International, Inc.	• Nu Skin Enterprises, Inc.
• The Clorox Company	• Perrigo Company
• Coca-Cola Bottling Co. Consolidated	• Revlon, Inc.
• Cott Corporation	• The Scotts Miracle-Gro Company
• Dr. Pepper Snapple Group, Inc.	• The J. M. Smucker Company
• Energizer Holdings, Inc.	• Spectrum Brands, Inc.
• Flowers Foods, Inc.	• TreeHouse Foods, Inc.
• Hasbro, Inc.	• Tupperware Brands Corporation
• The Hershey Company

In 2013, we removed from our list of Compensation Comparator Companies RalCorp Holding, Inc., because it was no longer a consumer packaged goods company following the 2012 divestiture of its branded cereal business. We added Dr. Pepper Snapple Group, Inc. to our list, as it is within our revenue parameters and sells branded consumer packaged goods in distribution channels similar to ours.

In providing comparative data regarding compensation of executives of the Compensation Comparator Companies, Steven Hall & Partners aged the data to January 1, 2013 using an update factor of three percent per annum. The approach used by Steven Hall & Partners required them to exclude companies if their executives earned compensation more than twice as much or less than half as much as our corresponding executive. Steven Hall & Partners also excluded data relating to executives who have not held their position for at least two years and, as it deemed appropriate, excluded data relating to one-time and promotional awards.

Steven Hall & Partners utilized proxy statement data with respect to the Compensation Comparator Companies only with respect to our CEO and CFO. Steven Hall & Partners did not use this data for our other named executive officers because it believed the data did not provide a sufficient comparative sampling or otherwise was not appropriate. Therefore, in making a comparative evaluation with respect to our named executive officers other than our CEO and CFO, we relied on an analysis prepared by Steven Hall & Partners of data derived from published surveys. This analysis provided information on compensation for executive officers serving in positions comparable to those of our other named executive officers. Where possible, Steven Hall & Partners focused its comparative data on surveys relating to non-durable goods manufacturing companies and consumer products companies. In addition, the survey data was adjusted based on Steven Hall & Partners’ judgment as to reliability and validity of the data. The survey data also was used by Steven Hall & Partners as a reference point in addition to the Compensation Comparator Companies’ publicly filed proxy statement data it used in providing a comparative analysis of compensation for our CEO and CFO.

In determining a 2013 competitive market guideline with respect to total direct compensation, namely base salary, Annual Incentive Plan payout at plan target and long-term incentives, we referenced a level that approximates the 50th percentile of the Compensation Comparator Companies, or the survey companies, as applicable. However, we did not follow this guideline rigidly, and the Committee made determinations that represent a departure from this general guideline, as described below. In addition, because a majority of our compensation is performance-based, actual cash compensation paid to our named executive officers could further vary from that paid to executive officers in the Compensation Comparator Companies or the survey companies, based on achievement of performance targets.

For our executive officers other than our CEO, CFO and General Counsel, we seek to provide essentially uniform amounts of salaries and plan target incentive compensation. We believe this uniformity enhances an environment of teamwork and cooperation among our executives in working towards our continued success. In addition, as described below under “Annual Incentive Plan,” and as has been the case since 2007, the Committee set 2013 payout amounts for plan level achievement under our Annual Incentive Plan at amounts higher than would be suggested by the guidelines. The Committee considered our 2013 plan goals to be set at a level which, if achieved, would generate financial results that would exceed those of a selected group of consumer products companies we believe our investors decide among as they make investment decisions in our category. These companies included the following for 2013: Alberto-Culver Company; Avon Products, Inc.; Colgate-Palmolive Company; The Clorox Company; Energizer Holdings, Inc.; Kimberly-Clark Corporation; The Procter & Gamble Company; Reckitt Benckiser Group PLC; and Unilever (the “Performance Comparator Companies”).

The analysis performed by Steven Hall & Partners identified certain positions for which our compensation trailed the market. In response, the Committee decided to increase base salaries approximately three percent to reflect the base salary increases in the marketplace, and increase our CEO’s base salary to $1,000,000 (a 7.5% increase over his prior year’s salary). Steven Hall & Partners also noted that, for certain positions our compensation mix between cash compensation (base salary and short term incentives) and long term incentives was more heavily weighted toward cash compensation when compared to the marketplace. In response, the Committee decided to adjust the percentage of salary used to compute the value of options granted to our CEO, CFO and General Counsel to 300%, 135% and 125%, respectively.

In addition, as described below under “Long Term Incentives—Stock Options,” in 2013, the Committee determined to increase, by 25 percent, the dollar amount used to determine the number of shares underlying options issuable to our named executive officers (based on our performance as compared to a selected group of consumer products companies), and provided additional option grants to some executives whose performance during 2012 was considered exceptional.

Salaries

As described above, in 2013, our named executive officers (other than the CEO as noted above) received a salary increase of approximately three percent, which was consistent with market rates for this period. We believe our salaries reflect the fact that, unlike some other companies, all of our executive officers report directly to our CEO rather than to an intermediate executive, such as a Chief Operating Officer.

Annual Incentive Plan

The principal objective of our Annual Incentive Plan is to align executive and stockholder interests by providing an incentive to our named executive officers to achieve annual performance goals that also support long-term stockholder return. The performance goals are established each year to reflect specific objectives set in our annual budget. We also consider competitive factors, including competitive market data for total cash compensation, which includes salary and annual incentive bonus, in determining the amount of annual incentive award opportunities.

As noted above, in structuring total direct compensation, we have referenced the median level of the Compensation Comparator Companies and survey companies in determining a competitive market guideline. While this guideline has influenced our plan target award levels, since 2007, we have set target payouts above the median level because we believe that our performance goals represent targets that would generate financial results exceeding the financial results of our Performance Comparator Companies. Moreover, actual payouts to the named executive officers can vary significantly based on actual performance.

We use a numerical rating system with a range from 0.0 to 2.0 to determine the payout amounts under our Annual Incentive Plan. A rating of 1.0 would normally represent achievement level for plan performance with payout based on each participant’s annual incentive compensation award target percentage of his or her annual base salary. An award payment at a 1.0 rating is consistent with our guideline described in the preceding paragraph in setting total direct compensation at the median level. For 2013, as was the case in 2012, we set payout amounts for performance at plan levels that were 20 percent above the amounts that would be paid with respect to a 1.0 rating, as described above. As a result, if plan level performance were to be achieved, the participant would receive an award payout representing a 1.2 rating. This adjustment was made with respect to 2013 because the performance goals were designed to reflect budgeted earnings per share growth of fourteen percent, which the Committee believed would be an outstanding achievement. The following table indicates the percentage of salary payable at a 1.0 rating, and the award opportunity for 2013, based on a 1.2 rating:

Name	Percentage of Salary Payable at 1.0 Performance Rating	Award Opportunity (Based on a 1.2 Performance Rating)
James R. Craigie	100%	$1,179,000
Matthew T. Farrell	60%	$375,300
Patrick D. de Maynadier	60%	$275,940
Steven P. Cugine	50%	$220,200
Mark G. Conish	50%	$217,950

As described above, the Committee references the competitive compensation data provided by Steven Hall & Partners in setting the percentage levels. Messrs. Craigie’s, Farrell’s, and de Maynadier’s percentages reflect their respective responsibilities as our CEO, our CFO and our General Counsel. We set the percentage for all other then-serving executive officers at the same level, which we believe unifies the commitment of the affected executive officers towards achievement of our annual performance goals.

For 2013 we eliminated division metrics for our named executive officers. This action was taken to unify the leadership team towards common corporate-wide goals. The 2013 corporate performance metrics and their weightings were the following:

Metric	Corporate
Net Sales	25%
Gross Margin	25%
Diluted Earnings Per Share	25%
Cash From Operations*	25%

*	Cash from operations equals net cash provided by operating activities.

The corporate results used to compute performance in 2013 reflect adjustments approved by the Committee to eliminate the effect of foreign exchange rates that differed from budgeted amounts. We do not believe that changes in exchange rates reflect management performance for purposes of the Annual Incentive Plan, as they are outside the control of our management.

We selected net sales as a measure of corporate performance because it is a key metric used in our industry. We believe that in a mature industry subject to intense competition, net sales are a fundamental measure of our ability to compete effectively and grow.

We selected gross margin as a measure of corporate performance because we believe that our ability to control cost of sales and trade spending are critical components of our operations. The effect of raw material and energy costs on our margins has underscored the need for effective management of both our product pricing and cost of sales.

We selected diluted earnings per share as a measure of corporate performance because it is a key metric indicative of our profitability affecting our share price. This metric is closely followed by analysts, investors and our employees. It also is commonly used by other consumer packaged goods companies.

We selected cash from operations as a measure of corporate performance, including our working capital utilization, because we believe cash from operations is a standard performance metric used by investors. It also is a tool used by our management. We believe that cash from operations provides a useful indication of our ability to pursue acquisitions, drive new product development, make capital expenditures to support organic growth and gross margin improvements, return cash to stockholders through dividends and share repurchases, and/or reduce outstanding debt. Moreover, cash from operations is affected by net income and working capital factors relevant to assessing the management of our business.

With respect to performance goals established for each metric, we apply a scale of 0.0 to 2.0 to determine a performance rating. As noted above, payout amounts for achieving plan performance in 2013 were set at a rating of 1.2. A rating of 2.0 indicates that the maximum performance level has been achieved or exceeded. A rating of 0.0 indicates that performance is below the level at which any payment would be made under the Annual Incentive Plan. In determining the annual incentive payout, we multiplied the amount payable for a 1.0 performance rating by the actual performance rating.

The following table indicates, with respect to each corporate performance measure, the threshold level of 2013 performance for which a payout could be made, the target performance level and the maximum performance level. To the extent applicable, the amounts and percentages in the following table and in the actual performance column in the next table reflect the foreign exchange adjustment described above.

(In millions, except per share data)
Performance Measure	Threshold (0 rating)	Target (1.2 rating)	Maximum (2.0 rating)
Net Sales	$3,036	$3,230	$3,359
Gross Margin	42.95%	44.20%	45.45%
Diluted Earnings Per Share	$2.65	$2.79	$2.93
Cash From Operations	$410	$450	$500

With respect to corporate performance in 2013, the actual performance (adjusted as described above) and ratings were as follows (in millions, except per share data):

	Actual Performance (as adjusted)	Rating
Net Sales	$3,205	1.05
Gross Margin	45.0%	1.68
Diluted Earnings Per Share	$2.79	1.20
Cash From Operations	$499.6	1.99

The corporate performance rating for 2013 was equal to the weighted average number of these factors, or 1.48. Based on the performance rating, our named executive officers received award payments under our Annual Incentive Plan for 2013 as shown in the table below:

Name	Applicable Performance Rating	Actual Award Payment	Actual Award as percentage of Award Opportunity (Based on a 1.2 Performance Rating)
James R. Craigie	1.48	$1,454,100	123%
Matthew T. Farrell	1.48	$462,900	123%
Patrick D. de Maynadier	1.48	$340,300	123%
Steven P. Cugine	1.48	$271,600	123%
Mark G. Conish	1.48	$268,800	123%

The award payments are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Long-Term Incentives—Stock Options

In 2013, we continued to utilize options on our common stock as our principal form of long-term compensation. The number of shares underlying options granted to the named executive officers is calculated by designating an amount equal to a percentage of the named executive officer’s salary, and dividing that amount by the grant date fair value of the share underlying the option, in accordance with U.S. generally accepted accounting principles. Stock options granted in 2013:

•	have a 10 year term,

•	vest as to all underlying shares on the third anniversary of the date of grant, and

•	have an exercise price equal to the fair market value per share on the date of grant, which we determine based on the closing price as reported on the NYSE on the date of grant.

In addition, as has been the case since 2007, our stock options granted in 2013 include provisions enabling a three-year post-termination vesting and exercise period. The provisions apply if (i) the option holder’s employment terminates due to retirement, as defined in the grant agreement, or is terminated by us without cause; (ii) the option holder is at least 55 years old and has completed at least five years of service with us; (iii) the sum of the option holder’s age and years of service is at least 65; and (iv) pursuant to our request, the option holder has signed a waiver and release agreement. We believe that these provisions enable us to attract and retain seasoned executives who have considerable experience. Moreover, we believe these post-termination provisions offset the effect of the three-year cliff vesting provisions of our stock options, which we believe are less favorable than vesting provisions used by many of the Compensation Comparator Companies. Many of those companies provide for incremental vesting of stock options during the vesting period, while our options do not vest until they have been held for three years. We believe our vesting provisions encourage our employees to maintain employment with us and to align with longer-term company performance.

We have applied special provisions to Mr. Craigie’s options granted to him during 2005 or thereafter. These provisions became effective in July 2009, the fifth anniversary of his employment with us. Under these provisions, if his employment with us terminates for any reason other than for cause, his options will remain exercisable until the end of their stated term and will continue to vest in accordance with the terms of the grant. We adopted this provision in 2005 to encourage Mr. Craigie to maintain a long-term focus on our strategy and a long-term interest in our stock, and to remove requirements and incentives to exercise options and sell underlying shares within a short time following a termination of his employment.

We believe that stock options provide a strong incentive to increase stockholder value, because the value of the stock options is directly dependent on the market performance of our common stock following the date of grant.

Under our long-term incentive program, we grant stock options to each of our named executive officers on an annual basis, based on a percentage of the executive officer’s salary. In connection with our 2013 grants, we initially used the following percentages of salary for our named executive officers:

Name	Percentage of Salary*
James R. Craigie	300%
Matthew T. Farrell	135%
Patrick D. de Maynadier	125%
Steven P. Cugine	85%
Mark G. Conish	85%

*	In order to eliminate the potential for minor differences among executive officers (other than our CEO, CFO and General Counsel) and foster a cohesive commitment to our success, we used 85 percent of the average salaries of the executive officers then serving to compute the initial value of options to be granted to each of them.

As was the case in 2012, for 2013, we increased by 25 percent the dollar amount initially computed based on the salary percentages set forth above. We took this action after comparing the total stockholder return (based on the increase in stock price plus dividends paid) of our common stock for the one and three year periods ended December 31, 2012 against the total stockholder return for the Performance Comparator Companies. We also generally referenced this group for comparison purposes in 2012. For the three year period, our total stockholder return was among the top 25 percent of the selected group. The 25 percent increase in dollar amount was made to reflect our company’s superior performance as compared to the companies in this group. The determination to increase the grant by 25 percent was not based on the application of any formula.

In determining the number of shares underlying options for each of the named executive officers, we divided the dollar amount of value to be received by each officer by the grant date fair value of one stock option to determine the number of stock options to be granted to the executive officer. We multiplied that amount by 1.25 and rounded the resulting number of shares to the nearest 10 shares. The number of shares underlying stock options granted to the named executive officers are set forth below in the Grants of Plan-Based Awards table under the column heading, “All Other Option Awards: Number of Securities Underlying Options.” For additional information regarding stock option terms, see the narrative accompanying the Grants of Plan-Based Awards table.

In addition, based on Mr. Craigie’s recommendation and in recognition of performance he deemed exceptional during 2012, we increased the number of options granted to the following named executive officers in the following approximate amounts (percentage increases of standard grants before the 25 percent increase): Mr. Farrell, 19.8 percent; Mr. de Maynadier, 20.7 percent; Mr. Cugine, 9.6 percent; and Mr. Conish, 9.6 percent. There were no specific performance criteria utilized to arrive at these determinations. We rounded the number of shares underlying these supplemental grants to the nearest ten shares.

Also, we awarded Mr. Cugine a supplemental option grant on July 1, 2013 with a grant date fair value of $150,005 to recognize his appointment as President, International Division and his retention of his former Global New Products Innovation responsibilities. Based on a grant date fair value per share of $10.73, Mr. Cugine received an option grant to purchase 13,980 shares.

The Compensation & Organization Committee has, from time to time, considered the structure of our long-term incentive compensation, which continues to consist almost entirely of stock options. While the Compensation & Organization Committee continues to believe that stock options are an appropriate form of long-term incentive compensation, it will review with management, on an ongoing basis, the advisability of adopting alternative forms of long-term incentive compensation that are tied to, and provide incentives for, the long-term increase in stockholder value.

Restricted Stock Award Program

Prior to 2013, we awarded restricted stock to our executive officers under our restricted stock award program, when they acquired our common stock (other than shares of common stock acquired through our employee stock purchase plan or savings and profit sharing plan). Specifically, we awarded shares of restricted stock to an officer who, during a calendar year,

•	deferred a portion of his or her salary into a notional investment in common stock under our Executive Deferred Compensation Plan (“EDCP”),

•	deferred a portion of his or her award under the Annual Incentive Plan into a notional investment in our common stock fund under the EDCP,

•	transferred funds within the EDCP into the notional investment in common stock, or

•	otherwise purchased our common stock, except as described below.

The number of shares awarded had a fair market value equal to 20 percent of the value of the acquired notional investment in our common stock and the otherwise purchased common stock. For this purpose, the value of the acquired notional investment and otherwise purchased common stock must not have exceeded 50 percent of the officer’s target Annual Incentive Plan award in the year preceding the year in which we awarded the restricted stock. Restricted shares awarded under this program vest on the third anniversary of the date of award. No grants were made under the restricted stock award program in 2013 and no further grants will be made under this program. We may decide to grant restricted shares under another program or as otherwise warranted in the future.

Perquisites and Charitable Contributions

We provide very limited perquisites to our executive officers. Our executives may receive a comprehensive physical examination through a provider selected by the executive from among three providers that we have approved. We believe it is in our interest to ensure that our executives’ health is monitored so that any health-related issues pertaining to an executive can be identified and addressed promptly. The annual cost to us for providing this benefit is approximately $2,000 per executive.

Except as noted above, we currently do not have programs for providing personal benefit perquisites to executive officers. Although we do not participate in any programs under which we agree to make donations to charitable or other non-profit institutions in the name of any of our executive officers or directors, from time to time, we do make such donations as requested by our executive officers and directors. The aggregate amount of all such donations with respect to named executive officers was $25,000 in 2013.

STOCK OPTION GRANT PRACTICES

For the past several years, our Compensation & Organization Committee has followed a practice of making our annual stock option grants to executive officers and other employees effective on the Monday falling most closely to the midpoint between the dates of the company’s first and second quarter earnings releases. A grant to a new employee is effective on the date the employee commences employment with us, and special grants made to employees at times other than the time of the annual grant are effective on the first trading day of the month following approval of the grant. The per share exercise price of stock options is equal to the closing price of a share of our common stock on the date of grant. We believe that our stock option grant practices are appropriate and eliminate any questions regarding “timing” of grants in anticipation of material events, since grants become effective in accordance with a long-standing schedule.

Our Compensation & Organization Committee delegates to our Executive Vice President, Global Human Resources the ability to approve a specific number of stock option grants for employees who are not executive officers. The grants may be made at times other than the time of annual grant and are utilized for new hires and for performance recognition purposes. The Compensation & Organization Committee approved options to purchase 115,900 shares for these purposes in 2013. The timing and pricing of the option grants in 2013 conformed to the Compensation & Organization Committee practices described in the preceding paragraph.

We do not permit re-pricing of options without prior stockholder approval.

STOCK OWNERSHIP, TRADING GUIDELINES AND SHORT SALE, HEDGING AND PLEDGING POLICIES

Our executive officer stock ownership guidelines are designed to further align the interests of executive officers with the interests of our stockholders. As applied to our named executive officers, the guidelines generally specified the minimum number of shares of our common stock that our executive officers were required to hold at the end of 2013 (or, if later, five years following appointment to an executive officer position) and continue to hold thereafter. The minimum number of shares requirement in effect in 2013 was based on salary levels on January 1, 2011 and the average closing price of our common stock during 2010. An executive officer who became subject to the guidelines after January 1, 2011 had stock ownership requirements computed based on a multiple of his or her salary at the time the executive officer became subject to the guidelines and the average closing price of our common stock for the prior 365-day period. In each case, the number of shares resulting from the calculation is rounded to the nearest 1,000 shares. Until an executive officer satisfies the applicable stock ownership requirement, the executive officer will be required to hold all shares of our common stock received upon exercise of stock options or upon lapse of the restrictions on restricted stock (in each case, net of any shares utilized to pay for the exercise price of an option or to satisfy tax withholding obligations).

Every three years, we recalibrate the stock ownership requirements based on the then current base salaries and the average closing stock price of our common stock over the preceding 12 months. The stock ownership requirements were recalibrated on January 1, 2014. The Compensation & Organization Committee reviews the executive officers’ progress towards compliance with the guidelines semi-annually. All of our executive officers are in compliance with our current stock ownership guidelines.

In addition, our insider trading guidelines prohibit our executive officers from (i) buying or selling company securities while in possession of material, non-public information relating to the company, (ii) engaging in short sales of our securities, (iii) buying or selling puts or calls or other derivative securities on our securities, (iv) entering into hedging or monetizing transactions or similar arrangements with respect to our securities, and (v) holding our securities in a margin account or pledging our securities as collateral for a loan.

The stock ownership guidelines applicable to each of the named executive officers in 2013, and the named executive officer’s actual stock ownership levels, are shown on the following table:

Name	Applicable Base Salary(1)	Multiple of Salary Subject to Guidelines	Dollar Value of Shares Required to be Held	Applicable Price Per Share	Required Number of Shares to be Held	Number of Shares Held at 12/31/13(2)
James R. Craigie	$900,000	5.0x	$4,500,000	$32.85	137,000	183,200
Matthew T. Farrell	$495,000	5.0x	$2,475,000	$32.85	75,000	84,455
Patrick D. de Maynadier(3)	$375,000	2.5x	$937,500	$39.91	23,000	17,473
Steven P. Cugine	$345,000	2.5x	$862,500	$32.85	26,000	29,300
Mark G. Conish	$345,000	2.5x	$862,500	$32.85	26,000	86,843

(1)

Applicable base salary refers to the base salaries in effect on January 1, 2011, except for Mr. de Maynadier, whose applicable salary is the salary in effect upon the commencement of his employment. Applicable price per share is the average closing price of our common stock during 2010 as reported on the NYSE (average closing price during the 365-day period prior to commencement of employment in the case of Mr. de Maynadier). All price per share amounts reflect the 2-for-1 stock split on June 1, 2011. Base salary levels and applicable price per share were readjusted in 2014.

(2)

Includes shares owned by the executive officer or members of his or her immediate family residing in the same household, shares or notional shares held for the executive officer’s account in a company plan, restricted stock held by the executive officer, and shares held in a trust for which an executive officer has shared voting or investment power.

(3)	Mr. de Maynadier has until 2016 to achieve his required stock ownership.

As noted above, the stock ownership requirements were recalibrated on January 1, 2014. The guidelines applicable to the named executive officers following the January 1, 2014 recalibration are shown in the following table:

Name	Applicable Base Salary(1)	Multiple of Salary Subject to Guidelines	Dollar Value of Shares Required to be Held	Applicable Price Per Share	Required Number of Shares to be Held	Number of Shares Held at 1/1/14(2)
James R. Craigie	$1,000,000	5.0x	$5,000,000	$62.00	81,000	183,200
Matthew T. Farrell	$525,000	5.0x	$2,625,000	$62.00	42,000	84,455
Patrick D. de Maynadier	$386,000	2.5x	$965,000	$62.00	16,000	17,473
Steven P. Cugine	$371,000	2.5x	$927,500	$62.00	15,000	29,300
Mark G. Conish	$366,000	2.5x	$915,000	$62.00	15,000	86,843

(1)

Applicable base salary refers to the base salaries in effect on January 1, 2014. Applicable price per share is the average closing price of our common stock during 2013 as reported on the NYSE. Base salary levels and applicable price per share will be readjusted in 2017.

(2)

Includes shares owned by the executive officer or members of his or her immediate family residing in the same household, shares or notional shares held for the executive officer’s account in a company plan and restricted stock held by the executive officer.

ONGOING AND POST-EMPLOYMENT COMPENSATION

We have plans and agreements addressing compensation for our named executive officers that accrue value as the executive officer continues to work for us, provide special benefits upon certain types of termination events or provide retirement benefits. These plans and agreements were designed to be part of a competitive compensation package, in some cases not only for executive officers, but for other employees as well.

Savings and Profit Sharing Plan for Salaried Employees

This plan, which we sometimes refer to below as the “savings and profit sharing plan,” is a tax-qualified defined contribution plan available to all of our domestic salaried employees. All of our named executive officers participate in the plan. Under the plan, an employee may contribute, subject to Internal Revenue Code limitations, up to a maximum of 70 percent of his or her eligible compensation (approximately 15 percent for highly compensated employees in 2013), which includes salary and payments under the Annual Incentive Plan, on a pre-tax or post-tax basis (post-tax contributions are limited to six percent of eligible compensation). For this purpose, Roth contributions, although made on a post-tax basis, are treated as if they were made on a pre-tax basis. We provide a matching contribution equal to 50 percent of the first six percent of eligible compensation that an employee contributes in any year. In addition, the plan provides a profit-sharing feature under which we make an annual contribution to the account of each employee based on our performance in the preceding year. The performance measures and results used to calculate the annual contribution level are identical to the company-wide measures described above under “2013 Compensation—Annual Incentive Plan.” Achievement of the target performance rating would have resulted in a contribution of 7.3 percent of a participant’s eligible compensation in 2013. Based on 2013 performance results, the Compensation & Organization Committee approved a contribution equal to 8.88 percent of a participant’s eligible compensation in 2013. Amounts credited to an employee’s account in the plan may be invested among a number of funds, including a company stock fund. A participant’s account is adjusted to reflect the rate of return, positive or negative, on the investments. Employee contributions and compensation on which our profit sharing contributions may be based cannot exceed limits under the Internal Revenue Code (the eligible compensation limit was $255,000 in 2013).

Employee Stock Purchase Plan

This plan is a tax qualified employee stock purchase plan generally available to our domestic employees who work at least 20 hours per week. Mr. Craigie, Mr. Farrell and Mr. de Maynadier participate in this plan. Under the plan, a participant may contribute up to ten percent of his or her salary and wages towards the purchase of our common stock on the last business day of a calendar month. However, as a result of Internal Revenue Code limits, no participant may purchase more than $25,000 worth of common stock in any calendar year. The purchase price generally is equal to 85 percent of the closing price of our common stock on the second Friday of the month.

Executive Deferred Compensation Plan (“EDCP”)

This plan and its predecessors collectively have been in effect for over 20 years. The plan is a nonqualified deferred compensation plan that provides tax benefits for executive officers. Under the EDCP as currently in effect, an executive officer can defer up to 85 percent of his or her salary and up to 85 percent of amounts paid to the executive officer under our Annual Incentive Plan. In addition, an executive can make a separate deferral, which we refer to below as the “Excess Compensation Deferral,” of up to six percent of compensation that exceeds Internal Revenue Code limits on eligible contributions under our savings and profit sharing plan. We provide a contribution equal to (i) 50 percent of the Excess Contribution Deferral; (ii) three percent of other salary and Annual Incentive Plan deferrals; and (iii) the profit sharing contributions we would have made to the participant’s account under our savings and profit sharing plan were it not for the Internal Revenue Code limit on the amount of eligible compensation under that plan and the participant’s deferrals into the EDCP.

Amounts deferred under the EDCP generally are not subject to federal, and in many cases state, income taxes until they are distributed. An executive officer can choose to have his or her contributions allocated to one or more of several notional investments, including a notional investment in our common stock. A participant may not initially allocate more than 50 percent of his or her contributions to our common stock, although the participant can increase the notional common stock amount through intra-plan transfers of notional investments previously made. A participant’s account is adjusted to reflect the deemed rate of return, positive or negative, on the notional investments. An executive officer may choose to receive a payout following retirement, either in a lump sum or in annual installments, in accordance with the terms of the EDCP. The EDCP also includes provisions for payment upon death or disability. See the Deferred Compensation table and accompanying narrative for additional information.

Change in Control and Severance Agreements

In 2006, we adopted change in control and severance agreements for our executive officers. We believe that these agreements can create management stability during a period of uncertainty. Absent such agreements, there is an increased risk that executive officers may be encouraged to seek other employment opportunities if they became concerned about their employment security following a change in control. We believe that the agreements provide financial security to an executive officer in the event the executive officer is terminated without cause following a change in control by providing a meaningful payment to the executive officer. The agreements also provide clear statements of the rights of the executive officers and protect against a change in employment and other terms by an acquirer that would be unfavorable to the executive officer. In determining, at the time we adopted the agreements, to provide a higher level of benefits to Mr. Craigie than to our other named executive officers, we referenced data from a study prepared by the Compensation & Organization Committee’s compensation consultant indicating that a higher level of benefits for a chief executive officer was in line with marketplace practices. We also determined to provide benefits to our executive officers, although at a lower level, for certain types of employment terminations that do not follow a change in control. We believe these severance obligations provide a competitive benefit that enhances our ability to hire and retain capable executive officers.

The change in control and severance agreements provide for payments and other benefits if an executive officer’s employment is terminated without cause, or if an executive officer terminates employment for “good reason,” within two years following a change in control. These provisions require what is sometimes called a “double trigger,” namely both a change in control and a specified termination event, before payment is made. The agreements also provide for lesser payments if these types of terminations occur outside of the context of a change in control. In March 2010, we and the participating executives amended the agreements to eliminate the tax gross-up provisions under the agreements. These provisions called for additional payments to an executive officer if the executive officer became liable for payment of any excise tax under Internal Revenue Code Section 4999 with respect to any payment to be received under an agreement in connection with a change in control. In the event that payments to be made to an executive under the change in control and severance agreements in connection with a change in control would result in the imposition of the excise tax under Internal Revenue Code Section 4999, the payments will be reduced to the highest amount that could be paid without triggering the excise tax if, following the reduction, the executive would retain a greater amount of net after-tax payments than if no reduction were made. If no reduction is made, the executive officer will pay any applicable excise tax.

See “Potential Payments Upon Termination or Change in Control” for further information regarding benefits under the change in control and severance agreements.

TAX CONSIDERATIONS

Internal Revenue Code Section 162(m) limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and other specified highest paid executive officers, unless certain conditions are met. We have structured certain portions of our executive compensation program to preserve deductibility for federal income tax purposes. Nevertheless, we believe that, in certain circumstances, factors other than tax deductibility take precedence in determining the forms and amount of compensation, and we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our company. For 2013, compensation for Mr. Craigie exceeded the Section 162(m) limitation by approximately $65,000.

SAY-ON-PAY VOTE

At our 2013 Annual Meeting of Stockholders, we asked our stockholders to vote to approve, on an advisory basis, the 2012 compensation paid to our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved compensation to our named executive officers, with over 97 percent of votes cast in favor of our say-on-pay resolution. We value this positive endorsement by our stockholders of our executive compensation policies. As we evaluated our compensation practices in fiscal 2013, we were mindful of the strong support our stockholders expressed for our pay-for-performance philosophy. As a result, the

Compensation & Organization Committee continued our general approach to executive compensation for 2013. We believe our programs are effectively designed, are working well, and are aligned with the interests of our stockholders. The Compensation & Organization Committee will continue to seek and consider stockholder feedback in the future.

ROLE OF EXECUTIVE OFFICERS IN DETERMINING EXECUTIVE COMPENSATION FOR NAMED EXECUTIVE OFFICERS

In connection with 2013 compensation for executive officers, Mr. Craigie, aided by our human resources department, provided statistical data and recommendations to the Compensation & Organization Committee. Mr. Craigie did not make recommendations as to his own compensation. While the Compensation & Organization Committee utilized this information, and valued Mr. Craigie’s observations with regard to compensation for our other executive officers, the ultimate decisions regarding executive compensation were made by the Compensation & Organization Committee, in some cases subject to ratification by the Independent Directors.

ROLE OF THE COMPENSATION & ORGANIZATION COMMITTEE IN EXECUTIVE COMPENSATION

As set forth in the Charter of the Compensation & Organization Committee, one of the Compensation & Organization Committee’s purposes is to administer our executive compensation program. It is the Compensation & Organization Committee’s responsibility to oversee the design of executive compensation programs, policies and practices; to determine, subject to ratification by a majority vote of the Independent Directors, the types and amounts of most compensation for executive officers; and to review and approve the adoption, termination and amendment of, and to administer, our incentive compensation and stock option plans. All compensation for our executive officers ultimately must be ratified by a majority of the Independent Directors. Our human resources department supports the Compensation & Organization Committee’s work, and in some cases acts under delegated authority to administer compensation programs. In addition, as described above, the Compensation & Organization Committee directly engages an outside consulting firm to assist in its review of compensation for executive officers. The consulting firm does not perform any other services for us.

COMPENSATION & ORGANIZATION COMMITTEE REPORT

The Compensation & Organization Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Securities and Exchange Commission regulations. Based on its review and discussions, the Compensation & Organization Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference, in Church & Dwight’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Respectfully submitted,

T. Rosie Albright, Chairperson

Penry W. Price

Ravichandra K. Saligram

Dated: March 14, 2014

2013 SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation for 2013, 2012 and 2011 of our CEO, Chief Financial Officer and each of the persons who were the next three most highly paid executive officers in 2013. We sometimes refer to these persons as the “named executive officers.”

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
James R. Craigie	2013	982,500	—	3,749,996	1,454,100	292,181	(4)	6,478,777
Chairman and Chief Executive Officer	2012	930,000	—	1,890,309	1,329,900	148,507		4,298,716
	2011	922,500	44,704	1,890,882	—	214,718		3,072,804

Matthew T. Farrell	2013	521,250	—	1,025,952	462,900	126,430	(5)	2,136,532
Executive Vice President Finance and Chief Financial Officer	2012	510,000	—	792,846	437,600	109,033		1,849,478
	2011	506,250	29,445	366,102	312,900	96,385		1,311,082

Patrick D. de Maynadier	2013	383,250	—	703,084	340,300	89,360	(6)	1,515,994
Executive Vice President, General Counsel and Secretary	2012	375,000	—	445,209	321,800	70,778		1,212,787
	2011	31,250	526,920	241,200	16,100	—		815,470

Steven P. Cugine	2013	367,000	—	570,362	271,600	64,485	(7)	1,273,447
Executive Vice President,	2012	355,000	7,928	377,836	253,800	63,602		1,058,166
Global New Products Innovation and President, International Consumer Products	2011	352,500	—	195,048	179,400	53,352		780,300

Mark G. Conish	2013	363,250	—	420,357	268,800	91,699	(8)	1,144,106
Executive Vice President, Global Operations	2012	355,000	13,022	407,858	253,800	72,541		1,102,221
	2011	352,500	11,962	179,568	181,500	63,689		789,219

(1)

Some of the named executive officers deferred a portion of their salary in 2013 under the Executive Deferred Compensation Plan (“EDCP”) as follows: Mr. Craigie, $51,975; Mr. Farrell, $27,450; Mr. de Maynadier, $12,121; and Mr. Conish, $66,458.

(2)

The amounts shown for option awards are based on the grant date fair value of awards calculated in accordance with ASC Topic 718. The assumptions used in determining the amounts in this column are set forth in note 14 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission. For information regarding the number of shares subject to 2013 stock option grants and other features of those grants, see the Grants of Plan-Based Awards table on page 39.

(3)

Represents payments under our Annual Incentive Plan based on achievement of corporate performance measures. See “Compensation Discussion and Analysis—2013 Compensation—Annual Incentive Plan” for further information regarding payments for 2013.

(4)

Includes $278,482 of employer retirement savings contributions, of which $26,525 was contributed to Mr. Craigie’s account under our Savings and Profit Sharing Plan for Salaried Employees and $251,957 was contributed to his account under the EDCP, based on statutory limits. This also includes reimbursement for a physical examination, and a donation of $10,000 that we made to a non-profit organization with which Mr. Craigie is involved.

(5)

Includes $113,911 of employer retirement savings contributions, of which $30,294 was contributed to Mr. Farrell’s account under our Savings and Profit Sharing Plan for Salaried Employees and $83,617 was contributed to his account under the EDCP, based on statutory limits. This also includes reimbursement for a physical examination, and a donation of $10,000 that we made to a non-profit organization with which Mr. Farrell is involved.

(6)

Includes $83,760 of employer retirement savings contributions, of which $30,294 was contributed to Mr. de Maynadier’s account under our Savings and Profit Sharing Plan for Salaried Employees and $53,466 was contributed to his account under the EDCP, based on statutory limits.

(7)

Includes $64,300 of employer retirement savings contributions, of which $30,294 was contributed to Mr. Cugine’s account under our Savings and Profit Sharing Plan for Salaried Employees and $34,006 was contributed to his account under the EDCP, based on statutory limits.

(8)

Includes $75,161 of employer retirement savings contributions, of which $28,439 was contributed to Mr. Conish’s account under our Savings and Profit Sharing Plan for Salaried Employees and $46,722 was contributed to his account under the EDCP, based on statutory limits. Also includes reimbursement for a physical examination, payment of life insurance premiums and a donation of $5,000 that we made to a non-profit organization with which Mr. Conish is involved.

Employment Agreements

We entered into an employment agreement with Mr. Craigie on June 11, 2004, relating to Mr. Craigie’s employment as President and Chief Executive Officer, establishing his position and duties and providing for initial compensatory terms. This agreement was superseded, in part, by the Amended and Restated Change in Control and Severance Agreement with Mr. Craigie dated as of March 12, 2010.

Messrs. Farrell, de Maynadier, Cugine and Conish each signed an offer letter provided to them prior to the commencement of their employment. These offer letters provided initial compensatory terms. Each of these named executive officers is also a party to a Change in Control and Severance Agreement with the company.

See “Compensation Discussion and Analysis” for a discussion of the current compensatory terms applicable to each named executive officer and a description of the terms of the Change in Control and Severance Agreements.

2013 GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding plan-based awards granted to the named executive officers in 2013.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date(1)	Approval Date(1)	Threshold ($)(2)	Target (at 1.2 rating) ($)	Maximum ($)
James R. Craigie	6/17/2013	5/1/2013					346,580	$61.92	3,749,996
			—	1,179,000	1,965,000
Matthew T. Farrell	6/17/2013	5/1/2013					94,820	$61.92	1,025,952
			—	375,300	625,500
Patrick D. de Maynadier	6/17/2013	5/1/2013					64,980	$61.92	703,084
			—	275,940	459,900
Steven P. Cugine	6/17/2013	5/1/2013					38,850	$61.92	420,357
	7/1/2013	1/30/13					13,980	61.52	150,005
			—	220,200	367,000
Mark G. Conish	6/17/2013	5/1/2013					38,850	$61.92	420,357
			—	217,950	363,250

(1)	For information regarding the timing of stock option grants, see “Compensation Discussion and Analysis—Stock Option Grant Practices.”

(2)	There is no specified minimum award payout under our Annual Incentive Plan.

(3)

Constitutes target and maximum award opportunities for the named executives under our Annual Incentive Plan. See “Compensation Discussion and Analysis—2013 Compensation—Annual Incentive Plan” for information regarding the criteria applied in determining the amounts payable under the awards. The actual amounts paid with respect to these awards are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(4)

The amounts shown in this column represent the shares of our common stock underlying options granted under our Omnibus Equity Compensation Plan. All options were granted with an exercise price per share equal to the closing price per share as reported on the NYSE on the date of grant. The options vest as to all underlying shares on the third anniversary of the date of grant and terminate ten years from the date of grant, subject to earlier termination upon the occurrence of specified events. In the event of a “change in control,” as defined in our Omnibus Equity Compensation Plan, all stock options granted prior to the change in control immediately vest, unless our Board of Directors determines otherwise.

(5)	The grant date fair value is computed in accordance with ASC Topic 718.

2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information regarding outstanding stock options and restricted stock awards held by the named executive officers at December 31, 2013.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
James R. Craigie	194,000		24.40	6/18/2017
	248,200		27.83	6/16/2018
	263,400		26.99	6/22/2019
	219,400		33.33	6/21/2020
		244,300	40.44	6/20/2021
		214,078	53.81	6/18/2022
		346,580	61.92	6/17/2023
					1,166	77,282
Matthew T. Farrell	23,100		24.40	6/18/2017
	26,100		27.83	6/16/2018
	27,800		26.99	6/22/2019
	25,200		33.33	6/21/2020
		50,500	40.44	6/20/2021
		89,790	53.81	6/18/2022
		94,820	61.92	6/17/2023
					768	50,903
Patrick D. de Maynadier		30,000	43.91	12/1/2021
		50,420	53.81	6/18/2022
		64,980	61.92	6/17/2023
					4,000	265,120
Steven P. Cugine	10,800		17.65	6/20/2015
	36,000		17.51	6/19/2016
	27,400		24.40	6/18/2017
	30,600		27.83	6/16/2018
	32,400		26.99	6/22/2019
	27,400		33.33	6/21/2020
		25,200	40.44	6/20/2021
		42,790	53.81	6/18/2022
		38,850	61.92	6/17/2023
		13,980	61.52	7/1/2023
					165	10,936
Mark G. Conish	26,800		24.40	6/18/2017
	30,600		27.83	6/16/2018
	32,400		26.99	6/22/2019
	29,800		33.33	6/21/2020
		23,200	40.44	6/20/2021
		46,190	53.81	6/18/2022
		38,850	61.92	6/17/2023
					583	38,641

(1)	Options vest and expire as to all of the underlying unexercisable shares as follows:

Option Exercise Price ($)	Expiration Date	Vesting Date
40.44	6/20/2021	6/20/2014
43.91	12/1/2021	12/1/2014
53.81	6/18/2022	6/18/2015
61.92	6/17/2023	6/17/2016
61.52	7/1/2023	7/1/2016

In the event of a “change in control,” as defined in our Omnibus Equity Compensation Plan, all stock options granted prior to the change in control immediately vest unless our Board of Directors determines otherwise.

(2)	Restricted Stock awards held by each of the named executive officers vest as follows:

	No. of Shares	Vesting Date
James R. Craigie	1,166	3/7/2014
Matthew T. Farrell	768	3/7/2014
Patrick de Maynadier	4,000	3/1/2014
Steven P. Cugine	165	3/5/2015
Mark G. Conish	312	3/7/2014
	271	3/5/2015

(3)	Based on the $66.28 per share closing price of our common stock on December 31, 2013, as reported on the NYSE.

2013 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding option exercises by the named executive officers during 2013 and vesting of restricted stock held by the named executive officers during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
James R. Craigie	140,384	6,337,160	2,584	158,580
Matthew T. Farrell	—	—	850	52,165
Patrick D. de Maynadier	—	—	4,000	245,480
Steven P. Cugine	27,900	1,298,764	—	—
Mark G. Conish	36,000	1,554,671	396	24,303

(1)

Based upon the difference between the closing price of our common stock on the dates of exercise, as reported on the NYSE, and the exercise price of the options exercised on the respective exercise dates.

(2)	Based on the $61.38 per share closing price of our common stock on March 1, 2013, as reported on the NYSE, for Messrs. Craigie, Farrell, de Maynadier and Conish.

2013 NONQUALIFIED DEFERRED COMPENSATION

The named executive officers are among employees eligible to participate in our Executive Deferred Compensation Plan. Participants can elect to defer up to 85 percent of each of their salary and Annual Incentive Plan award payout. Amounts deferred are invested, as determined by the participant, in one or more notional investments, including a notional investment in our common stock. The other notional investments are based on a group of mutual funds. We also made contributions to a participant’s deferred compensation account equal to the matching contributions and profit sharing contributions that would have been made to the participant’s account under our Savings and Profit Sharing Plan for Salaried Employees but for (i) limitations imposed by the Internal Revenue Code on plan contributions, and (ii) the participant’s deferrals under our Executive Deferred Compensation Plan. Following retirement, participants may elect to receive either a lump sum payment or installment payments for up to 20 years. A participant’s interest in the portion of his or her account derived from our contributions vests, depending on the nature of the contribution, over three or four year periods, in each case ending five years from commencement of employment, and any unvested portion vests upon the earlier of the participant’s death and 65th birthday.

The following table provides details regarding nonqualified deferred compensation for the named executive officers in 2013.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(2)
James R. Craigie	748,497	128,362	1,988,674	—	12,627,362
Matthew T. Farrell	42,231	69,115	476,611	—	2,785,523
Patrick D. de Maynadier	260,151	25,323	28,559	—	327,019
Steven P. Cugine	50,760	25,351	458,349	—	3,099,509
Mark G. Conish	231,428	35,664	844,007	—	3,789,315

(1)	All amounts shown in this column are reported as compensation in the 2013 Summary Compensation Table.

(2)

Includes amounts that are reported as compensation in the 2013 Summary Compensation Table for 2011, 2012 and 2013 as follows: Mr. Craigie, $518,164; Mr. Farrell, $210,252; Mr. de Maynadier, $69,805; Mr. Cugine, $34,006 and Mr. Conish $80,717.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In this section, we describe payments that may be made to our named executive officers upon several events of termination, including termination in connection with a change in control, assuming the termination event occurred on December 31, 2013 (except as otherwise noted).

The information in this section does not include information relating to the following:

•	distributions under the Executive Deferred Compensation Plan—see “2013 Nonqualified Deferred Compensation” for information regarding this plan,

•	other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including our tax-qualified defined contribution plan,

•	restricted shares and shares underlying options that vested prior to the termination event—see the 2013 Outstanding Equity Awards at Fiscal Year-End table, and

•	short-term incentive payments that would not be increased due to the termination event.

Change in Control and Severance Agreements

We have entered into Change in Control and Severance Agreements with each executive officer. The agreements provide for benefits upon specified termination of employment events within two years following a change in control and upon specified termination of employment events at any time for reasons unrelated to a change in control. A “change in control” occurs under the agreements if:

•	a person becomes the beneficial owner of 50 percent or more of our common stock,

•	the consummation of a merger or other business combination or a sale of all or substantially all of our assets, or

•

within any 24-month period, “incumbent directors” no longer constitute at least a majority of the Board of Directors; “incumbent directors are (i) persons who were directors immediately before the beginning of the 24-month period and (ii) persons who are elected to the Board of Directors by a two-thirds vote of the incumbent directors.

Upon the termination of an executive officer’s employment without cause or by the executive officer for good reason, generally within two years following a change in control and following the executive officer’s execution of a release, the executive officer will receive:

•	a lump sum payment equal to two times (three times for Mr. Craigie) the sum of such executive officer’s base salary plus target award for the year in which such termination occurs, and

•	a lump sum payment equal to the executive officer’s target award multiplied by a fraction equal to the portion of the year that has expired on the date of termination of employment.

Each lump sum payment will be made six months following the date of termination of employment.

Upon the termination of an executive officer’s employment without cause or by the executive officer for good reason other than as a result of a change in control and following the executive officer’s execution of a release, the executive officer will receive:

•

a lump sum payment equal to the executive officer’s base salary (Mr. Craigie will receive an amount equal to two times his base salary) for the year in which the termination occurs (one-half of the payment will be paid six months following the date of termination of employment and the remaining one-half will be paid in six equal monthly installments thereafter), and

•

a lump sum payment equal to the annual incentive award that would have been payable to the executive officer based on actual performance multiplied by a fraction equal to the portion of the year that has expired on the date of termination of employment (to be paid on the later of the regularly scheduled payment date for the award and six months following the date of termination of employment).

“Good reason” means the occurrence of any of the following events, without the consent of the executive officer: (i) the executive officer suffers a material demotion in title, position or duties; (ii) the executive officer’s base salary and target award percentage or benefits are materially decreased; (iii) we fail to obtain the assumption of the agreement by an acquirer; or (iv) the executive officer’s office location is moved by more than 50 miles.

In the event that an executive officer becomes liable for payment of any excise tax under Internal Revenue Code Section 4999 with respect to any “excess parachute payments” under Internal Revenue Code Section 280G to be received under the agreement in connection with a change in control, we will reduce the payments below the threshold amount for “excess parachute payments” set forth in Section 280G, if the reduction would provide the executive with greater net after-tax payments than would be the case if no reduction were made and the payments were subject to excise tax under Section 4999.

In addition, under any event of termination covered by the agreement, the executive officer may elect to continue group medical and dental coverage at the then prevailing employee rate for a period of 24 months (12 months if termination occurs other than as a result of a change in control), or, in the case of Mr. Craigie, 36 months (24 months if termination occurs other than as a result of a change in control) from the date of termination. The executive officer will also be entitled to receive (i) group life insurance coverage for a period of 24 months (12 months if termination occurs other than as a result of a change in control), or, in the case of Mr. Craigie, 36 months (24 months if termination occurs other than as a result of a change in control) from the date of termination; (ii) outplacement assistance; and (iii) payment for unused vacation time. The agreement also contains non-competition, non-solicitation and non-disparagement provisions.

The Change in Control and Severance Agreement replaced related provisions, if any, in the executive officer’s employment agreement.

Acceleration of Vesting Provisions Pertaining to Stock Options and Restricted Stock Upon a Change in Control

Under our Omnibus Equity Compensation Plan, upon a change in control all stock options and restricted stock granted prior to the change in control vest immediately, unless our Board of Directors determines otherwise. The definition of “change in control” under the Omnibus Equity Compensation Plan is substantially the same as the definition of “change in control” under the Change in Control and Severance Agreements. We believe this accelerated vesting can create management stability during a period of uncertainty, because there is an increased risk that executive officers may seek other employment opportunities if they became concerned about employment security following a change in control.

Table of Benefits Upon Termination Events

The following tables show potential payments to the named executive officers upon termination of employment, including without limitation a change in control, assuming a December 31, 2013 termination date. In connection with the amounts shown in the table:

•

Stock option benefit amounts for each option as to which vesting will be accelerated upon the occurrence of the termination event are equal to the product of the number of shares underlying the option multiplied by the difference between the exercise price per share of the option and the $66.28 closing price per share of our common stock on December 31, 2013, as reported on the NYSE. Stock options continue to vest in accordance with the terms of grant for three years for named executive officers who either are terminated without cause or voluntarily terminate and meet our “age plus years of service” and other contractual qualifications for “retirement” treatment, and upon death or disability, in accordance with the terms of our plans. Because they do not accelerate, these amounts are not listed in the table. As of December 31, 2013, both Messrs. Craigie and Conish met the minimum “age plus years of service” requirement for retirement.

•

Restricted stock benefit amounts are equal to the product of the number of restricted shares as to which vesting will be accelerated upon the occurrence of the termination event multiplied by the $66.28 closing price per share of our common stock on December 31, 2013, as reported on the NYSE. These benefit amounts are payable upon a voluntary termination of a named executive officer, provided such officer meets our qualifications for “retirement”, and upon the death or disability of such executive, in accordance with the terms of our plans. As of December 31, 2013, both Messrs. Craigie and Conish met the minimum “age plus years of service” requirement for retirement.

•	Health and Welfare Benefits are equal to the costs we would incur to maintain such benefits for the applicable period.

•

We assumed that target award goals under the Annual Incentive Plan are met in the year of termination. Under the Change in Control and Severance Agreements, in addition to other severance components payable upon specified termination events, the named executive officer is entitled to receive a lump sum payment equal to the executive officer’s target award multiplied by a fraction equal to the portion of the year that has expired on the date of termination of employment. If we achieve the target award goals and the named executive officer is terminated on December 31, he or she will be entitled to no additional payments with respect to this component beyond what the executive otherwise would have earned under the Annual Incentive Plan. Therefore, no payment with respect to this component is reflected in the table.

James R. Craigie Benefit Type	Change in Control Termination without Cause or for Good Reason ($)	Non-Change in Control Termination without Cause ($)	Voluntary Termination ($)	Death or Disability ($)
Severance Payments	6,484,500	1,965,000	—	—
Stock Options	13,304,117	—	—	—
Restricted Stock	77,282	77,282	77,282	77,282
Excise Tax and Gross-Ups	—	—	—	—
Health and Welfare Benefits	14,940	9,960	—	—
Total	19,880,839	2,052,242	77,282	77,282

Matthew T. Farrell Benefit Type	Change in Control Termination without Cause or for Good Reason ($)	Non-Change in Control Termination without Cause ($)	Voluntary Termination ($)	Death or Disability ($)
Severance Payments	1,793,100	521,250	—	—
Stock Options	2,838,016	—	—	—
Restricted Stock	50,903	—	—	50,903
Excise Tax and Gross-Ups	—	—	—	—
Health and Welfare Benefits	23,680	11,840	—	—
Total	4,705,699	533,090	—	50,903

Patrick D. de Maynadier Benefit Type	Change in Control Termination without Cause or for Good Reason ($)	Non-Change in Control Termination without Cause ($)	Voluntary Termination ($)	Death or Disability ($)
Severance Payments	1,318,380	383,250	—	—
Stock Options	1,583,149	—	—	—
Restricted Stock	265,120	—	—	265,120
Excise Tax and Gross-Ups	—	—	—	—
Health and Welfare Benefits	17,482	8,741	—	—
Total	3,184,131	391,991	—	265,120

Steven P. Cugine Benefit Type	Change in Control Termination without Cause or for Good Reason ($)	Non-Change in Control Termination without Cause ($)	Voluntary Termination ($)	Death or Disability ($)
Severance Payments	1,174,400	367,000	—	—
Stock Options	1,420,690	—	—	—
Restricted Stock	10,936	—	—	10,936
Excise Tax and Gross-Ups	—	—	—	—
Health and Welfare Benefits	27,972	13,986	—	—
Total	2,633,998	380,986	—	10,936

Mark G. Conish Benefit Type	Change in Control Termination without Cause or for Good Reason ($)	Non-Change in Control Termination without Cause ($)	Voluntary Termination ($)	Death or Disability ($)
Severance Payments	1,162,400	363,250	—	—
Stock Options	1,344,864	—	—	—
Restricted Stock	38,641	38,641	38,641	38,641
Excise Tax and Gross-Ups	—	—	—	—
Health and Welfare Benefits	31,656	15,828	—	—
Total	2,577,561	417,719	38,641	38,641

EQUITY COMPENSATION PLAN INFORMATION

AS OF DECEMBER 31, 2013

The following table provides information as of December 31, 2013 regarding securities issuable under our equity compensation plans, all of which were approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options	(b) Weighted-Average Exercise Price of Outstanding Options ($)	(c) Number of Securities Remaining Available for Future Issuance Under Compensation Plans (excludes securities reflected in column (a))
Equity Compensation Plans Approved by Stockholders	8,801,482	$39.47	9,857,361

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE

OFFICERS

In accordance with the provisions of Section 14A of the Exchange Act, enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, we are providing our stockholders the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the Securities and Exchange Commission’s rules. Specifically, these rules address the information we must provide in the compensation discussion and analysis, compensation tables and related disclosures included in this proxy statement. In accordance with the advisory vote of our stockholders at our 2011 Annual Meeting of Stockholders, we are providing to our stockholders the opportunity to vote annually to approve, on an advisory basis, the compensation of our named executive officers. Accordingly, the next vote to approve, on an advisory basis, the compensation of our named executive officers will be conducted at our 2015 Annual Meeting of Stockholders.

As described under “Compensation Discussion and Analysis,” our compensation objectives have focused on providing compensation that is competitive, includes meaningful performance incentives, aligns the interests of our executive officers and stockholders and provides an incentive for long-term continued employment with us.

We believe that our compensation program, which includes meaningful, performance-based components, has met these objectives and has enabled us to attract, motivate and retain talented executives who have helped us achieve strong financial results. Please refer to the “Compensation Discussion and Analysis” for a detailed discussion of the performance goals addressed by our incentive programs and our compensation programs generally. Moreover, we believe that our compensation program is aligned with the long-term interests of our stockholders, and contributed to our achievement of an average annual total stockholder return over the past one, five and ten years of 26.0 percent, 15.4 percent and 16.3 percent, respectively.

At our 2013 Annual Meeting of Stockholders, we asked our stockholders to vote to approve, on an advisory basis, the 2012 compensation paid to our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved compensation to our named executive officers, with over 97 percent of votes cast in favor of our say-on-pay resolution. We value this positive endorsement by our stockholders of our executive compensation policies. As we evaluated our compensation practices in fiscal 2013, we were mindful of the strong support our stockholders expressed for our pay-for-performance philosophy. As a result, the Compensation & Organization Committee continued our general approach to executive compensation for 2013. We believe our programs are effectively designed, are working well, and are aligned with the interests of our stockholders. The Compensation & Organization Committee will continue to seek and consider stockholder feedback in the future.

Accordingly, the Board of Directors recommends that our stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders of Church & Dwight Co., Inc. approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in the proxy statement for the 2014 Annual Meeting of Stockholders.

This is an advisory vote, which means that the stockholder vote is not binding on us. Nevertheless, our Compensation & Organization Committee values the opinions expressed by our stockholders, will continue to seek and consider stockholder feedback in the future, and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

Your Board of Directors unanimously recommends a vote FOR approval of compensation of our named executive officers.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected Deloitte & Touche LLP to serve as our independent registered accountant for 2014. In accordance with past practice, this selection will be presented to the stockholders for ratification at the Annual Meeting; however, consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has ultimate authority in respect of the selection of our auditors. The Audit Committee may reconsider its selection if the appointment is not ratified by the stockholders. Deloitte & Touche LLP has served as our independent registered accountant since 1969.

A representative of Deloitte & Touche LLP will be in attendance at the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement at the Annual Meeting, if he or she desires to do so.

Your Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP.

HOUSEHOLDING OF PROXY MATERIALS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries to satisfy delivery requirements for notices of Internet availability of proxy materials and, if applicable, proxy statements and annual reports to stockholders, with respect to two or more stockholders sharing the same address by delivering a single copy of the material addressed to those stockholders. This process, commonly referred to as “householding,” is designed to reduce duplicate printing and postage costs. We and some brokers may household notices of Internet availability of proxy materials and, if applicable, annual reports to stockholders and proxy materials, by delivering a single copy of the material to multiple stockholders sharing the same address unless contrary instructions have been received from the affected stockholders.

If a stockholder wishes in the future to receive a separate notice of Internet availability of proxy materials or, if applicable, the annual report to stockholders and proxy statement, or if a stockholder received multiple copies of some or all of these materials and would prefer to receive a single copy in the future, the stockholder should submit a request by phone or in writing to the stockholder’s broker if the shares are held in a brokerage account or, if the shares are registered in the name of the stockholder, to our transfer agent, Computershare Investor Services LLC, 250 Royall Street, Canton, MA 02021, telephone: (866) 299-4219. We promptly will send additional copies of the relevant material following receipt of a request for additional copies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers, and persons holding more than ten percent of our common stock, are required to file with the Securities and Exchange Commission initial reports of their ownership of our common stock and reports of changes in such ownership. To our knowledge, based on information furnished to us, all of these filing requirements were satisfied for 2013, except that Mr. Huns, a former executive officer, filed one late report relating to a single transaction that occurred on March 1, 2013.

OTHER BUSINESS

We are not aware of any matters, other than as indicated above, that will be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy intend to vote such proxy in their discretion on such matters.

STOCKHOLDER PROPOSALS AND NOMINATION OF DIRECTOR CANDIDATES

Any proposals submitted by stockholders for inclusion in our proxy statement and proxy for the 2015 Annual Meeting of Stockholders must be received at our principal executive offices (to the attention of the Secretary) no later than November 21, 2014 and must comply in all other respects with applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion.

Any stockholder who wishes to propose any business to be considered by the stockholders at the 2015 Annual Meeting of Stockholders, other than a proposal for inclusion in the proxy statement pursuant to Securities and Exchange Commission regulations, or who wants to nominate a person for election to the Board of Directors at that meeting, must provide a written notice that sets forth the specified information described in our Certificate of Incorporation concerning the proposed business or nominee. The notice must be delivered to the Secretary at our principal executive offices, at the address set forth on the first page of this proxy statement, no later than November 21, 2014. A copy of our Certificate of Incorporation can be obtained upon request directed to the Office of the Secretary at the address set forth on the first page of this proxy statement.

ANNUAL REPORT AND FORM 10-K

Our annual report to stockholders for 2013, including financial statements, is being furnished, simultaneously with this proxy statement, to all stockholders of record as of the close of business on March 3, 2014, the record date for voting at the Annual Meeting. A copy of our Annual Report and Form 10-K for the year ended December 31, 2013, including the financial statements, but excluding the financial statement schedules and most exhibits, will be provided without charge to stockholders upon written request to Church & Dwight Co., Inc., Princeton South Corporate Park, 500 Charles Ewing Boulevard, Ewing, New Jersey 08628 Attention: Secretary. The Form 10-K provided to stockholders will include a list of exhibits to the Form 10-K. Copies of exhibits will be furnished to stockholders upon written request and upon payment of reproduction and mailing expenses.

By Order of the Board of Directors,

PATRICK D. DE MAYNADIER

Corporate Secretary

Ewing, New Jersey

March 20, 2014

CHURCH & DWIGHT CO., INC. PRINCETON SOUTH CORPORATE PARK 500 CHARLES EWING BOULEVARD EWING, NJ 08628

VOTE BY INTERNET - www.proxyvote.com

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M68166-P46381 KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

CHURCH & DWIGHT CO., INC.
The Board of Directors recommends that you vote FOR the following nominees:
1.	Election of Directors
	Nominees:		For	Against	Abstain
	1a.	James R. Craigie	☐	☐	☐
	1b.	Robert D. LeBlanc	☐	☐	☐
	1c.	Janet S. Vergis	☐	☐	☐
The Board of Directors recommends that you vote FOR the following proposals:								For	Against	Abstain
2.	Advisory vote to approve compensation of our named executive officers.							☐	☐	☐
3.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014.							☐	☐	☐
To act on such other business as may properly be brought before the meeting and any adjournments or postponements thereof.
For address changes and/or comments, please check this box and write them on the reverse side where indicated.					☐
Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No		IF NO INSTRUCTIONS ARE GIVEN, THE SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Please sign exactly as your name(s) appear(s) hereon. All holders, including joint owners, must sign below. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. If the holder is a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

to be held on May 1, 2014:

The Notice of Annual Meeting, Proxy Statement and 2013 Annual Report to Stockholders

are available at www.proxyvote.com.

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M68167-P46381

CHURCH & DWIGHT CO., INC.

Annual Meeting of Stockholders - May 1, 2014

This proxy is solicited by the Board of Directors

The undersigned hereby appoints T. ROSIE ALBRIGHT, JAMES R. CRAIGIE and PATRICK D. DE MAYNADIER, and each of them, proxies, each with full power of substitution, to vote all shares of stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Church & Dwight Co., Inc. to be held on Thursday, May 1, 2014 at Church & Dwight Co., Inc. Princeton South Corporate Park, 500 Charles Ewing Boulevard, Ewing, NJ 08628 at 12:00 p.m., and at all adjournments or postponements thereof, subject to the directions indicated on the reverse side of this proxy card.

If you are a participant in the Church & Dwight Co., Inc. Retirement Investment Fund Plans (the “401(k) Plans”), this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, the trustee of the 401(k) Plans. This proxy, when properly executed, will be voted as directed by the undersigned on the reverse side. Shares in the 401(k) Plans for which voting instructions are not received by 11:59 p.m. Eastern Time on April 28, 2014, or for which no voting instructions are specified, will be voted by the trustee in the same proportion as the shares for which voting instructions are received from other participants in the applicable 401(k) Plan.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side